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                                                                    Exhibit 10.4

             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                                   SEEC, INC.

                                    - and -

                                 VIASOFT, INC.


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                                                                           FINAL

THIS INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT is made as of this 29th day of November, 1993 by and between

        SEEC, INC., a corporation organized and existing under the laws of Pennsylvania (hereinafter referred to as "SEEC"), having its principal office at 5001 Baum Boulevard, Pittsburgh, Pennsylvania 15213.

                                    - and -

        VIASOFT, INC., a corporation organized and existing under the laws of Delaware (hereinafter referred to as "VIASOFT"), having its principal office at 3033 North 44th Street, Phoenix, Arizona 85018.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.      Definitions.

        (a) "Add-ons" includes any products that SEEC, ERA Software Systems ("ERA") or any third party authorized by SEEC or ERA may develop that may be sold or licensed in conjunction with Cobol Analyst and which will require access to the SEEC Application Dictionary and do not include COBOL Analyst. Add-ons do include ADW Export. Add-ons will be used in conjunction with COBOL Analyst for performing COBOL application maintenance. As used in this Agreement, "Add-ons" do not include products that access the SEEC Application Dictionary and will be sold to the COBOL Analyst customer base but whose end use is not COBOL application maintenance. Such products are not included within the scope of this Agreement.

        (b) "Affiliate" shall mean any person or entity controlling, controlled by or under common control with a person or entity.

        (c) "Best Efforts" shall mean SEEC is to use its best efforts, in the required context, without being required to utilize more than such resources as have been allocated by SEEC (and any other development sites of SEEC, including without limitation, ERA) to the Licensed Programs.

        (d) "Change in Control" with respect to a party means the happening of any of the following: any transaction or series of transactions (whether by stock sale or exchange, merger, sale of substantially all of its assets, or otherwise) after the effectiveness of which such party's current shareholders together own less than fifty-one percent (51%) of the outstanding beneficial


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            interests and voting power of such party or the resultant entity, provided that an initial public offering shall not be deemed to be a "Change in Control" within the meaning of this Agreement.

        (e) "Commencement Date" means December 1, 1993.

        (f) "End User" shall mean any user who has the right to use any Licensed Program for its own internal business use and not for any other use, including, without limitation, remarketing, resale, relicensing or other redistribution, either alone or as a component of any other product.

        (g) "End User Sublicense Agreement" shall mean an agreement described in Section 3(a) hereof.

        (h) "Final Beta Tests" means beta tests performed by VIASOFT using the final beta version for a Licensed Program created by or for SEEC

        (i) "Intellectual Property Rights" shall mean and include all copyrights, trademarks, trade names, trade secrets, industrial rights, and other proprietary rights therefor which a party may own, or have the right to use or sublicense with respect to its proprietary products or its business, even though they may not fall within the common law definition of trade secrets.

        (j) "Licensed Programs" shall mean the proprietary computer programs identified in Exhibit A, as it may be amended from time to time; and any and all new versions, new features, enhancements, translations, Add-ons, Upgrades, and modifications developed by or for SEEC with respect to such Licensed Programs, including without limitation the Private Label Products. Licensed Programs also include, without limitation: (i) diskettes encoded with SEEC's proprietary computer programs in executable form; (ii) all related user documentation in all available languages; (iii) any authorized copies of such items; and (iv) any hardware or software security devices or security codes. Licensed Programs do not include New Product Derivatives, or products that do not address the COBOL maintenance market. Source code is not included within the term Licensed Programs.

        (k) "Maintenance Agreement" shall mean the agreement entered into between VIASOFT and any End User whereby VIASOFT agrees to provide Maintenance and Support Services to such End User.

        (l) "Maintenance and Support Services" shall mean services provided pursuant to Exhibit B attached hereto.

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        (m) "New Product Derivatives" shall mean products that consist of the
            Application Capture tool, the Application Dictionary and some of the analysis features of the Application Analyst tool. A New Product Derivative will not be similar to COBOL Analyst in functionality or look and feel, and the end use for any New Product Derivative will not be COBOL application maintenance. New Product Derivatives are not included within the scope of this Agreement. Private label versions of the Licensed Programs are derivatives which are included within the scope of this Agreement.

        (n) "Object Code" shall mean the compiled or assembled machine language representation of a sequence of computer instructions.

        (o) "Private Label Products" means those Licensed Programs which are modified by SEEC pursuant to Sections 5 (c), 5(d) and 8 for distribution by VIASOFT

        (p) "Sale" or "Sell" means the licensing of a unit of the Licensed Programs. It does not mean the transfer of any ownership rights in the copyrighted technology in any unit of the Licensed Programs.

        (q) A "Seat" means one personal computer, located at one physical site.

        (r) "SEEC Bankruptcy" means (i) SEEC has ceased doing business, or (ii) SEEC has filed a petition seeking relief under the bankruptcy laws, or (iii) SEEC has had filed against it a petition for involuntary bankruptcy and has not obtained dismissal of such petition within sixty (60) days after the filing thereof, or (iv) Section 365 of the U.S. Bankruptcy Code (or any successor or replacement statute) has become applicable to SEEC or its assets or business, or (v) a general receiver or trustee is appointed for SEEC or its business or assets for the benefit of its creditors, or SEEC makes a general assignment, composition or other arrangement for the benefit of creditors.

        (s) "SEEC Customer" is any business, person or entity listed on Exhibit D (and any successor or assign thereof whose name and address have been provided to VIASOFT) provided such Exhibit D is signed by both parties.

        (t) "Site License" means an End User License Agreement to use any Licensed Program(s) by an unlimited number of users who are physically located at a single specified site.

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        (u) "Sub-Distributor" shall mean any subsidiary or branch of VIASOFT, whether wholly or partially owned, or any other organization or individual authorized by VIASOFT to sublicense the Licensed Programs to End Users according to the terms of this Agreement.

        (v) "Upgrades" means new releases of the Licensed Programs that contain maintenance, enhancements or new features which SEEC develops and releases from time to time, and which include improvements and enhancements of current functionality. For purposes of this Agreement, "Upgrades" do not include products that do not address the COBOL maintenance market.

        (w) "VIASOFT Bankruptcy" means (i) VIASOFT has ceased doing business, or (ii) VIASOFT has filed a petition seeking relief under the bankruptcy laws, or (iii) VIASOFT has had filed against it a petition for involuntary bankruptcy and has not obtained dismissal of such petition within sixty (60) days after the filing thereof, or (iv) Sections 365 of the U.S. Bankruptcy Code (or any successor or replacement statute) has become applicable to VIASOFT or its assets or business, or (v) a general receiver or trustee is appointed for VIASOFT or its business or assets for the benefit of its creditors, or VIASOFT makes a general assignment, composition or other arrangement for the benefit of creditors.

        (x) "VIASOFT Customer" is any business, person or entity listed on Exhibit D (and any successor or assign thereof whose name and address have been provided to SEEC) provided such Exhibit D is signed by both parties.

2.      Appointment.

        (a) SEEC hereby grants to VIASOFT and VIASOFT accepts from SEEC a worldwide license to, directly or through Sub- Distributors: (i) market or have marketed sublicenses to End Users for use of the Licensed Programs; (ii) use, without charge or royalty, the Licensed Programs to demonstrate and teach the same to prospective End Users; (iii) use, without charge or royalty, the Licensed Programs to perform Final Beta Tests of Licensed Programs and all of VIASOFT's required installation, Maintenance and Support Services obligations under this Agreement; and (iv) reproduce, without charge or royalty, copies of the evaluation versions of the Licensed Programs in Object Code form to market, install, demonstrate, teach, maintain or support the Licensed Programs as permitted under this Agreement.

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        (b) Subject to Section 2(c) of this Agreement, the rights and licenses granted to VIASOFT pursuant to Section 2 (a) (the "Rights") shall be exclusive or nonexclusive as hereinafter set forth:

            1. Subject to Sections 2(b)3, 2(b)4, and 2(b)5 of this Agreement, the Rights shall be exclusive during the eighteen (18) month period commencing on the Commencement Date (the "Exclusivity Period"). For so long as exclusivity remains in effect in the Exclusivity Period, VIASOFT shall make Advances, as set forth in
               Section 4 (c).

            2. The parties may, from time to time, by mutual agreement, extend the Exclusivity Period, in which event the term Exclusivity Period as used in this Agreement shall be deemed to include all such extensions, and all rights and obligations of the parties that apply to the Exclusivity Period shall also apply to all such extensions:

            3. Notwithstanding exclusivity of the Rights during the Exclusivity
               Period,

                    (i) SEEC shall have the reserved right to market, sell, license and transfer Licensed Programs directly through its own efforts to any potential End Users, other than VIASOFT Customers, for use in the United States, Canada, Germany, Spain, Benelux or India provided that SEEC gives VIASOFT at least six (6) months prior written notice of SEEC's intention to sell directly in Germany, Spain or Benelux, and

                    (ii) the Rights shall be nonexclusive in the territories identified on Exhibit C (the "Nonexclusive Territories) for so long as SEEC's agreements with the existing distributors listed on Exhibit C (the "SEEC Distributors"), and any contractually required renewals of the same, remains in effect, provided however that SEEC shall not otherwise market, sell, license or transfer Licensed Programs directly or to or through any third party (except only to the SEEC Distributors for remarketing in the Nonexclusive Territories) during the Exclusivity Period.

            4. If, during the Exclusivity Period, VIASOFT otherwise has the right to terminate this Agreement under Section 16 due to a Material Default defined

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               as such in Exhibit B, then VIASOFT shall have the right (in addition to its rights under Section 16) to convert the Rights from exclusive to non-exclusive and, upon such conversions by written notice to SEEC, any obligation to pay future Advances shall terminate effective as of VIASOFT's election.

            5. If, during the Exclusivity Period, SEEC otherwise has the right to terminate this Agreement under Section 16, SEEC shall have the right (in addition to its rights under Sections 16) to convert the Rights from exclusive to nonexclusive by written notice to VIASOFT, upon the receipt of which any obligation of VIASOFT to pay future Advances shall terminate.

        (c) 1. During the Exclusivity Period, VIASOFT agrees not to promote or distribute, directly, indirectly or through Sub-Distributors, any products that compete directly on any stand-alone PC/LAN platform with Licensed Programs that SEEC has delivered to VIASOFT for distribution (collectively, "Competing Products").

            2. After the Exclusivity Period, and while this Agreement is in effect,

               (A) If VIASOFT builds a Competing Product, VIASOFT will, at least six (6) months before it begins to promote or distribute, directly, indirectly or through Sub-Distributors, such Competing Product, inform SEEC in writing in sufficient detail to enable SEEC to evaluate VIASOFT's intentions, in which event, SEEC will have the absolute right, at its sole discretion, to terminate this Agreement, by written notice of termination, within twelve
               (12) months following VIASOFT's written notice of intent to promote or distribute a Competing Product, with such termination to be effective not earlier than six (6) months after such notice of termination by SEEC.

               (B) If VIASOFT directly or indirectly acquires the right to distribute a Competing Product (other than by building such a Product), at least thirty (30) days before VIASOFT begins to distribute such Competing Product, VIASOFT will inform SEEC in writing in sufficient detail to enable SEEC to evaluate VIASOFT's intentions, in which event, SEEC will have the absolute right, in its sole discretion, to terminate this Agreement, by written

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               notice of termination, within twelve (12) months following
               VIASOFT's written notice described herein, with such termination to be effective not earlier than ninety (90) days after such notice of termination by SEEC.

               (C) Within thirty (30) days of each anniversary of the Commencement Date after the twelve month periods described in
               (A) and (B) above, if VIASOFT is then promoting or distributing a Competing Product directly or indirectly, SEEC may terminate this Agreement by delivering written notice of termination to VIASOFT by such anniversary date, and any such termination notice so given shall be effective no earlier than six (6) months after such anniversary date.

            3. For purposes of this Section 2 (c), in the event of (i) a Change in Control of VIASOFT and the resultant entity, directly or indirectly, promotes or distributes a Competing Product at any time after such Change in Control, or (ii) VIASOFT acquires a company that promotes or distributes, directly or indirectly, a Competing Product after such acquisition, then VIASOFT shall be deemed to be promoting or distributing a Competing Product. With respect to a transaction described in the preceding sentence (a "Competing Product Company Acquisition"), VIASOFT agrees to provide SEEC written notice in reasonable detail when VIASOFT becomes aware that a Competing Product Company Acquisition is about to occur (i.e., when VIASOFT or its shareholders sign a preliminary agreement pursuant to which a closing for a Competing Product Company Acquisition is contemplated) and to keep SEEC informed with respect to whether the same occurs.

        (d) SEEC represents and warrants that it has not and will not authorize the SEEC Sub-Distributors to distribute any Licensed Programs outside of their respective Nonexclusive Territories, either directly or through third parties.

        (e) Notwithstanding any other provision of this Agreement, during the Exclusivity Period, SEEC shall not solicit, market, sell, license or transfer Licensed Programs directly, or to or through any third party, to VIASOFT Customers without VIASOFT's prior written consent in its sole discretion.

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        (f) The rights and licenses granted to VIASOFT pursuant to this
            Agreement are for distribution of the Licensed Programs on a "private label" basis only; VIASOFT shall not have the right to use any trademark, service mark or trade name of SEEC without its prior written consent except for use of names in the context of providing copyright notices on the Licensed Programs or SEEC Materials or VIASOFT Materials. VIASOFT shall have the right to select its private labels for the Licensed Programs, with SEEC's consent, which will not be unreasonably withheld or delayed, and for such purpose, SEEC shall be deemed to have approved any submitted private label if VIASOFT has not received a written objection thereto within twenty (20) days after SEEC's receipt of a written request for approval of such private label.

        (g) The relationship between SEEC and VIASOFT shall be that of independent contractor; no joint venture, principal- agent, employer-employee, partnership, or similar arrangement shall exist between them, and neither party has, nor will represent it has, any power or right to, and shall not attempt to, expressly or by implication, incur any liability on behalf of the other or in any way pledge the other's credit or accept any order or make any contract binding upon the other or otherwise bind the other in any way or hold itself out as an agent or employee of the other.

        (h) 1. During the twelve (12) month period following the purchase within a twelve (12) month period by a VIASOFT customer Site of at least $10,000 of Licensed Programs (a "Protected Customer"), SEEC shall not, without VIASOFT's prior written consent in its sole discretion, solicit, market, sell, license or transfer Licensed Programs directly to such Protected Customer, provided that (1) VIASOFT gives SEEC appropriate documentation which identifies such Protected Customers, and (ii) SEEC will have the right to verify such information by audit of VIASOFT Notwithstanding the foregoing, no VIASOFT customer site may become a Protected Customer if any of the following occur: (1) a Change in Control of VIASOFT has occurred, (2) VIASOFT is promoting or distributing a Competing Product, (3) VIASOFT is in material default under this Agreement and has not cured such default within the applicable cure period, (4) a VIASOFT Bankruptcy has occurred, (5) VIASOFT has not met the performance requirements set forth in Section 16(g) as of the relevant measuring date, or (6)

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               such customer site has previously been designated as a Protected
               Customer under this Section 2 (h).

            2. Section 2(e) above is wholly independent from this Section 2
               (h). In addition, this Section 2 (h) shall not apply to any SEEC Customer.

3.      End User Sublicense Agreement.

        (a) Subject to Sections 5(a) and 10(d), VIASOFT or its Sub-Distributor, as applicable, shall enter into an End User Sublicense Agreement with each End User prior to delivery of any Licensed Programs to such End User, or alternatively shall deliver the Licensed Program(s) to the End User with a "shrink wrap" End User sublicense agreement in substantially the form attached hereto as Exhibit E (or such other form as VIASOFT elects to use, with SEEC's consent which shall not be unreasonably withheld or delayed).

        (b) VIASOFT shall be free to establish and alter the prices and pricing arrangements to its End Users and Sub-Distributors as it determines in its sole discretion.

4.      VIASOFT Royalties and Taxes.

        (a) VIASOFT shall pay to SEEC royalties ("VIASOFT Royalties") for Licensed Programs and New COBOL Maintenance Products sublicensed to End Users or sold to Sub-Distributors as follows:

            The amount of the VIASOFT Royalties shall equal the sum of License Royalties and Maintenance Royalties, as defined in (i) and (ii) below:

                    (i) "License Royalties" shall be the License Fee Rate (as
                  defined below) multiplied times VIASOFT's actual, contractually agreed sublicense price to the End User or Sub-Distributor as applicable, for any Licensed Program, but not less than the amounts set forth in (iii) below. The "License Fee Rate" shall equal thirty percent (30%) until VIASOFT Royalties of $2,000,000 have accrued, and thereafter shall be twenty-five percent (25%), or the minimum royalty set forth in Section 4 (a) (iii) below, if higher.

                    For purposes of determining the License Fee Rates for "New COBOL Maintenance Products", as defined in the following sentence, such License Fee Rates shall be the rates determined as Set forth above, provided that

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                    for purposes of such determination, VIASOFT Royalties shall be assumed to include only such Royalties as relate solely to sale and maintenance of that New COBOL Maintenance Product. A "New COBOL Maintenance Product" means a new product within the Cobol Analyst Product Line that addresses the Cobol Maintenance market, and Add-ons, (i) which has significantly different functionality than the Licensed Programs, not a porting of Licensed Programs to new platforms, and that represents new revenue opportunity, and (ii) which exceeds a total of 10 man years in design, development and testing by SEEC (or its subcontractor/developers), including without limiting the generality of the foregoing, time invested by SEEC (or its subcontractor/ developers) in beta testing.

                    (ii) "Maintenance Royalties" shall be thirty percent (30%)
                  of the applicable maintenance fees which VIASOFT invoices under Maintenance Agreements.

                    (iii) Notwithstanding (i) above, the minimum amount of
                  License Royalties for Licensed Programs shall depend on the current US Domestic Published List Price and the current License Fee Rate in effect for that month. For purposes of this Section 4, "Sub-Distributor" shall mean only those Sub-Distributors in which VIASOFT has no ownership interest or management control. The minimum royalty amount will be computed as shown in the following table:

                         (1) Royalty Minimums for bundled COBOL
                             Analyst:

                    COBOL Analyst (Without ADW Export) Sales or Sublicense by VIASOFT

                    U.S. Domestic Published List Price        Minimum Royalty
                    $2,500 or more                            $400
                    $2,000 -  $2,499                          $350
                    $1,500 -  $1,999                          $300

                    COBOL Analyst (Without ADW Export) sales by VIASOFT Sub-Distributors

                    U.S. Domestic Published List Price*       Minimum Royalty
                    $2,500 or more                            $225
                    $2,000 - $2,499                           $200
                    $1,500 - $1,999                           $175

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                         (2) Royalty minimums for the server version of the\
                             product will be calculated as follows (above table multiplied by 2):

                    COBOL Analyst Server Version Sales or Sublicense by VIASOFT

                    U.S. Domestic Published List Price*       Minimum Royalty
                    $5,000 or more                            $800
                    $4,000 - $4,999                           $700
                    $3,000 - $3,999                           $600

                    COBOL Analyst Server Version Sales by VIASOFT
                    Sub-Distributors

                    U.S. Domestic Published List Price*       Minimum Royalty
                    $5,000 or more                            $450
                    $4,000 - $4,999                           $400
                    $3,000 - $3,999                           $350

                         (3) Minimum Royalties for Bundled COBOL Analyst with
                             ADW Export (REW/ADW) will be calculated as follows (table in 1 multiplied by 3):

                COBOL Analyst (With ADW/Export) Sales by VIASOFT

                    U.S. Domestic Published List Price*       Minimum Royalty
                    $7,500 or more                            $1200
                    $6,000 - $7,499                           $1050
                    $4,500 - $5,999                           $900

                    COBOL Analyst (With ADW/Export) Sales by VIASOFT Sub-Distributors

                    U.S. Domestic Published List Price        Minimum Royalty
                    $7,500 or more                            $675
                    $8,000 - $7,499                           $600
                    $4,500 - $5,999                           $525

                    * The List Price is the US Domestic Bundled List Price then in effect for the described product.

                         (4) If the actual sale is not of the bundled product
                             but the base product plus options, then the minimum royalty for that sale will be calculated as follows:

                      Total U.S. Published
                      List Price of the base
                      and/or applicable Add-ons                Minimum Royalty
                      and options purchased                    for the Bundled
                      ---------------------------      X       Product (as
                      Bundled U.S. Published                   determined above)
                      List Price for that product

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                         (5) A Site License will require the actual royalties
                             as computed in Section 4(a)(i), or minimum royalties to be paid for 90 Seats of the product, whichever is higher.

            Notwithstanding the foregoing, computation of VIASOFT Royalties shall be based on the actual:

                         o       sublicense price charged by VIASOFT to End
                                 Users or

                         o       the price charged by VIASOFT to its Sub-
                                 Distributors

            before computation and application of any taxes, duties, charges or withholdings of any nature imposed by any government authority that increase or decrease the total monies to be received by VIASOFT as a result of the sale, whether or not such amount is received or paid by VIASOFT, a government authority, end-user or sub-distributor.

            VIASOFT shall be entitled to deduct from VIASOFT Royalties otherwise playable any amounts for which VIASOFT issues a refund or credit in exchange for the return to VIASOFT of any copies of Licensed Programs (or of copies of VIASOFT's software containing any Licensed Programs).

        (b) 1. VIASOFT shall pay all License Royalties to SEEC within sixty
               (60) days of the end of the month in which VIASOFT invoices the End Users or Sub- Distributors for transactions to which VIASOFT Royalties apply. VIASOFT shall pay all Maintenance Royalties within ninety (90) days of the end of the month in which VIASOFT invoices the End User or Sub-Distributor. With all royalty payments, VIASOFT shall provide SEEC with a written report detailing all invoice numbers by categories and geographic regions, and such other information as may reasonably be needed to ascertain how the amount of the royalty payment was calculated.

            2. SEEC shall perform such calculations as it deems appropriate to confirm the accuracy of the amount of VIASOFT's payment and shall advise VIASOFT within thirty (30) days after receipt of such payment and the related written report described above of any discrepancies in such amounts based upon the information VIASOFT provided to SEEC. In the event SEEC identifies any discrepancies, the parties shall promptly confer and determine the

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               proper amount payable by mutual agreement, and VIASOFT or SEEC, as applicable, shall remit to the other the amount of any underpayment or overpayment, as applicable, within five (5) days of such mutual determination. Section 9(d) of this Agreement shall not apply to any shortfall due to calculation errors that should have been discovered pursuant to the review procedure set forth in this Section 4(b)2.

        (c) For the Exclusivity Period, VIASOFT shall pay to SEEC minimum VIASOFT Royalties (each an "Advance") as follows: For each of the first nine (9) months during such Period, each Advance shall equal $40,000, and for each additional month during such Period, the amount of each Advance shall be $60,000. No Advances shall be required for any month after which VIASOFT or SEEC exercises its right under Sections 2(b)4 or 2(b)5 to relinquish or convert exclusivity. The initial Advance shall be made on the Commencement Date and each payment thereafter shall be made on or before the monthly anniversary thereafter of the Commencement Date for so long as such Advances are due. Each payment shall constitute an advance of future VIASOFT Royalties to the extent that such payments do not include VIASOFT Royalties already earned and payable pursuant to
            Section 4(a) above. Earned VIASOFT Royalties shall be credited against the Advances until the amount of the Advances has been fully earned by SEEC, at which time payments pursuant to the first sentence of Section 4(b) shall commence. Unearned Advances shall be nonrefundable except as follows:

            1. If this Agreement is terminated by VIASOFT due to a "Material
               Default" by SEEC as defined under Exhibit B, SEEC shall repay to VIASOFT an amount equal to one half of the unearned Advances in twelve (12) equal monthly payments commencing thirty (30) days after the termination is effective.

            2. If this Agreement is terminated by VIASOFT due to any other material default by SEEC under this Agreement, SEEC shall repay to VIASOFT an amount equal to all of the unearned Advances in twelve (12) equal monthly payments commencing thirty (30) days after the termination is effective.

        (d) SEEC warrants to VIASOFT that the rates and terms under this Agreement concerning the licensing or remarketing of the Licensed Programs do not exceed those offered by SEEC to any other distributor or licensee. SEEC agrees that if, while. this Agreement is in effect, SEEC enters into an agreement with any other distributor or licensee for distribution rights with respect to Licensed Programs, SEEC shall, within fifteen (15) days of entering into such agreement provide to VIASOFT a copy of the written agreement, or a complete and accurate written summary of all terms of such agreement if such agreement is oral, or a written summary prepared by a mutually acceptable third party, provided that a senior SEEC officer certifies in writing to VIASOFT that such written summary is complete and accurate. VIASOFT shall then have the right to determine whether the terms and conditions of such agreement are more favorable than under this Agreement and, at its election, all reasonably applicable terms and conditions shall apply to this Agreement effective as of the date of VIASOFT's election. At SEEC's written request, any copy or summary of an agreement provided to VIASOFT by SEEC pursuant to this Section shall be deemed to be Confidential Information of SEEC subject to Section 14 hereof.

        (e) Royalties that are not paid within ten (10) days of the due date will carry interest at the rate of 1% per month.

5.      Product Rollout; Market Introduction.

        (a) Upon execution of this Agreement, SEEC will provide to VIASOFT a reasonable number of copies of (i) SEEC's current collateral and documentation for the Licensed Programs, including without limitation hard copy and machine readable text, original artwork (mechanicals), sales and customer training materials, and PC Demo's (collectively, the "SEEC Materials"), and (ii) the Licensed Programs in the then current version. SEEC will thereafter provide to VIASOFT a reasonable number of copies of any new or additional SEEC Materials developed by or for SEEC as soon as the same become available. SEEC hereby grants to VIASOFT, and VIASOFT hereby accepts, a license to use and distribute the SEEC Materials, including the right to modify, amend and make derivative works of the SEEC Materials, without charge or royalty, during the term of and for the purposes of this Agreement. If VIASOFT modifies or amends the SEEC Materials to the extent that the revised materials constitute "derivative works" pursuant to Section 101 of the federal Copyright Act (17 U.S.C. Section 101), VIASOFT has the right to register its copyright in the derivative work and label the new materials with a proper copyright notice with VIASOFT as the owner. Should VIASOFT materials substantially copy any SEEC materials, VIASOFT shall affix proper copyright notice denoting SEEC's ownership and copyright in addition to any VIASOFT copyright notice. Upon delivery of SEEC Materials to VIASOFT, SEEC shall inform VIASOFT of the proper copyright notice to be used in connection with any materials to which SEEC's copyright is to be affixed.

        (b) Promptly upon receipt of the SEEC Materials, VIASOFT shall develop, at its cost, product documentation, sales and other collateral materials for use in using and promoting the Licensed Programs (the "VIASOFT Materials"). The VIASOFT Materials shall include such items as VIASOFT deems necessary or helpful in the sales effort, and may include, without limitation, collateral pieces, documentation, training courses, direct mail, press releases, and materials in support of activity at trade shows, seminars, and special promotions. Should VIASOFT materials substantially copy any SEEC materials, VIASOFT shall affix proper copyright notice denoting SEEC's ownership and copyright in addition to any VIASOFT copyright notice.

        (c) SEEC will update and deliver to VIASOFT the Licensed Programs within fifteen (15) days following the Commencement Date to reflect VIASOFT' 5 private labelling, in form and substance as reasonably requested by VIASOFT These private labelling activities will include inserting the name of the product, modifying specified terminology and modifying the presentation of certain screens. Any of SEEC's work done in connection with Private Label Products shall not be deemed to be "works for hire" but will be considered as part of SEEC's license to VIASOFT.

        (d) Subject to Section 8, VIASOFT will runs the relevant portions of the Licensed Programs through VIASOFT's proprietary COBOL Parser Validation Suite of COBOL programs (the "COBOL Parser Validation Suite"), which contains ten years of accumulated VIASOFT know-how, within fifteen (15) days after receipt of the Licensed Programs and provide SEEC with a comprehensive, prioritized list of product bugs within fifteen (15) days after the later of such testing or the Commencement Date. VIASOFT agrees to provide technical consultation to SEEC to help in the resolution of such bugs, as mutually agreed. SEEC agrees to use Best Efforts to fix all product bugs that are reasonably identified by VIASOFT as being necessary to make the Licensed Programs marketable to VIASOFT's customers, such fixes to be made pursuant to a schedule that is mutually determined by the parties.

        (e) (i) Within fifteen (15) days after the Commencement Date, SEEC shall deliver to VIASOFT such number as VIASOFT reasonably requests of diskettes containing the evaluation versions of the Licensed Programs updated as required by Sections 11.6 of Exhibit B, and (ii) thereafter shall similarly deliver replacement diskettes containing the evaluation versions of the Licensed Programs as set forth in Section 11.6 of Exhibit B. VIASOFT may make an unlimited number of distribution copies of the evaluation versions of the Licensed Programs from these diskettes. Evaluation versions of the Licensed Programs are copies, the usability of which is limited by time or size limitations (presently such versions have an upper limit of 100,000 lines of COBOL source code).

        (f) In addition, (i) within fifteen (15) days after the Commencement Date, SEEC shall deliver to VIASOFT such number as VIASOFT reasonably requests of diskettes containing the Licensed Programs updated as required by Section 11.6 of Exhibit B and, (ii) thereafter, shall similarly deliver replacement diskettes containing the Licensed Programs which have been modified, updated or enhanced pursuant to Exhibit B. VIASOFT shall have the right to make, and distribute pursuant to Section 2, distribution copies of the Licensed Programs from these diskettes in the event that SEEC does not provide VIASOFT with a reasonable number of diskettes pursuant to Section 5 (g) below within thirty (30) days from VIASOFT's request therefor.

        (g) SEEC shall deliver to VIASOFT such number of defect- and virus-free diskettes containing Licensed Programs, as labelled and upgraded pursuant to this Section 5, as VIASOFT reasonably requests from time to time in order to maintain an adequate inventory of Licensed Programs. An adequate inventory shall initially be 200 copies of each Licensed Program, and thereafter SEEC shall replenish such inventory in quantities of at least fifty (50) units per delivery to restore VIASOFT's inventory to the higher of 200 copies or the sum of VIASOFT's monthly sales levels of such Licensed Programs for each of the immediately preceding three (3) months. SEEC shall use such virus detection programs to test the diskettes to be delivered as are reasonably acceptable to VIASOFT SEEC shall provide VIASOFT at the time of each delivery of diskettes pursuant to this Section with the written certifications of an officer of SEEC, in form and substance satisfactory to VIASOFT, to the effect that all diskettes in such delivery for any Licensed Program are defect-free, identical (except for serial numbers) and virus-free.

        (h) SEEC shall pay all costs of shipping and applicable taxes, duties and other charges relating to bulk shipments of materials ordered by and delivered to VIASOFT under this Agreement. All materials sent to VIASOFT shall be sent to its notice address as specified in or pursuant to Section 18 hereof. VIASOFT will provide SEEC with appropriate sales/use tax exemption certificates for goods purchased for resale.

        (i) VIASOFT shall be responsible for publication and delivery of Private Label Product documentation and SEEC-furnished diskettes to Sub-Distributors and End Users.

        (j) With such assistance from SEEC as is mutually agreed, VIASOFT will establish a special telesales function for domestic sales.

        (k) Attached hereto as Exhibit G is VIASOFT's initial marketing plan for commencing distribution of the Licensed Programs, which SEEC has approved. Such plan represents VIASOFT's good faith present intentions, and does not constitute a contractually binding obligation or any guarantee of performance.

        (l) At no cost to VIASOFT, SEEC shall provide to VIASOFT during the first three (3) months of the term of this Agreement the following assistance, as requested by VIASOFT: (i) five (5) person-days of on-site support by SEEC's best telesales person, (ii) five (5) person-days of support by SEEC's best direct sales person, such support to be provided on-site, in Phoenix, Arizona, or by telephone, as requested by VIASOFT, (iii) ten (10) person-days of on-site assistance by SEEC's best customer support person, and (iv) ten (10) person-days of on-site assistance by SEEC's best technician. Within six (6) months thereafter, at VIASOFT's request, SEEC shall provide to VIASOFT, by telephonic conference or at SEEC's location (at VIASOFT's election), an additional five (5) person-days of support by the persons described in each of (i) through (iv) above. Assistance provided pursuant to this Section 5(1) need not be contiguous in time, and the particular scheduling in each instance shall be subject to mutual agreement of the parties.

        (m) Intentionally deleted.

        (n) SEEC shall have the right, at its expense, to build into the Licensed Programs such security devices as SEEC and VIASOFT mutually agree upon.

        (o) SEEC may at its option from time to time during the term of this Agreement and subject to the availability of SEEC personnel, render to VIASOFT such other reasonable commercial and technical assistance in connection with

            VIASOFT's support and marketing of the Licensed Programs, including sending SEEC personnel to assist VIASOFT with the marketing of the Licensed Programs, at such charges and other terms as are mutually agreed to by the parties.

        (p) Except as expressly provided otherwise in this Agreement, neither party shall have any responsibility for the travel, lodging, meal and other expenses incurred by the other party or its employees in connection with this Agreement.

6.      Intentionally deleted.

7.      Changes, Developments and Quality Control.

        (a) SEEC reserves the right to change the Licensed Programs or any of its related technical or marketing materials at any time. SEEC agrees to keep VIASOFT informed of and to issue to VIASOFT as part of the Licensed Programs all corrections, modifications, enhancements, Add-ons and Upgrades to the Licensed Programs as provided in Exhibit B attached hereto.

        (b) Exhibit F attached hereto sets forth the parties' intentions with respect to further development, testing procedures and quality control procedures concerning the Licensed Programs and certain limited obligations of SEEC set forth therein.

8.      VIASOFT COBOL Parser Validation Suite Services.

        (a) In additions to providing the COBOL Parser Validation Suite services described in Section 5(d) above, VIASOFT may run each new release of Licensed Programs during the term of this Agreement through a sample of the COBOL Parser Validation Suite in order to validate the product release. At SEEC's request, VIASOFT will provide to SEEC a list of bugs generated from any such run. In exchange for VIASOFT's COBOL Parser Validation Suite services described in Section 5 (d), SEEC agrees to pay to VIASOFT a royalty (the "SEEC Royalty") in the amount of five percent (5%) of all amounts received by SEEC or any Affiliate of SEEC from any direct or third party sales (other than by VIASOFT or its Sub-Distributors) of any SEEC products or services that contain or use any COBOL parsers for COBOL language as accepted by the IBM OS/VS COBOL compiler for COBOL 68 and COBOL 74 language levels; for COBOL language as accepted by IBM VS COBOL II compilers Release 1.0 through Release 4.0; and for COBOL language as accepted by IBM COBOL/370 compilers, during the five (5) year period commencing on the earlier to occur of (i) the first sale of COBOL Analyst Release 2.1 containing elements as described in Phase IIA of Exhibit B attached hereto or (ii) six months from the Commencement Date, up to a maximum aggregate payment of One Million Dollars ($1,000,000), provided, however, that in no event shall the SEEC Royalty be less than $75 per product. At the end of such five (5) year term, if SEEC has not paid to VIASOFT at least $100,000 in SEEC Royalties, SEEC shall play to VIASOFT, in twelve (12) equal monthly payments commencing immediately after such term the difference between $100,000 and the amount of SEEC Royalties paid to VIASOFT prior to the end of the five year term. Unless SEEC fails to pay the SEEC Royalties, SEEC shall have the right to unlimited use of the aforesaid disclosed know-how subject to Section 13 obligations not to disclose such know-how to third parties. This right survives termination of this Agreement. This provision shall not be construed to prohibit or interfere with SEEC's right to develop, copyright and market any product line that is or is not related to the Licensed Programs, under any circumstances. VIASOFT shall have no interest in any such related or unrelated products.

        (b) SEEC shall pay the SEEC Royalty within sixty (60) days after the end of the month in which invoices for transactions to which the SEEC Royalty applies are sent. With all royalty payments, SEEC shall provide VIASOFT with a written report detailing all invoice numbers by categories and geographic regions, and such other information as may reasonably be needed to ascertain how the amount of the royalty payment was arrived at. Royalties that are not paid within ten (10) days of the due date will carry interest at the rate of 1% per month. SEEC's obligation to pay the SEEC Royalties shall remain in full force and effect notwithstanding any termination of this Agreement. SEEC may prepay its payment obligations at any time under this Sections 8 without premium, penalty or discount. VIASOFT, in its discretion, may offset against VIASOFT Royalties the amount of any SEEC Royalties when such SEEC Royalties become due and payable but remain unpaid, and VIASOFT shall be deemed to have paid VIASOFT Royalties in the amount of such offset.

        (c) Notwithstanding any provision to the contrary in this Agreement, SEEC shall retain the right during this Agreement and after its termination to continue and update SEEC's COBOL parser validation suite, and any such SEEC test suite shall be and remain the exclusive property of SEEC, whether or not such SEEC suite utilizes VIASOFT know-how and/or COBOL Parser Validation Suite Services described in Section 5(d).

9.      Record Keeping; Audit Rights and Procedures.

        (a) Each party hereby agrees that it shall keep full, true and accurate records and books of account containing all particulars which may be necessary for the purpose of showing the amounts payable to the other party pursuant to this Agreement, and shall keep such records and the supporting data for seven (7) years following the end of the calendar year to which they pertain.

        (b) From time to time during the term of this Agreement and thereafter with respect to any payments due after termination or expiration of this Agreement (but not more than once in any twelve month period), an independent public accountant retained by a party may, upon giving the other party reasonable notice, inspect and copy such records and books of account for the sole purpose of verifying the accuracy and completeness of payments required to be made under this Agreement, provided such right to copy shall not include customer names or addresses.

        (c) Subject to the following sentence, the party for whom the record inspection is conducted shall bear its own costs and expenses of such inspection and copying.

        (d) In the event it is determined that a party has underpaid amounts due hereunder, such party shall promptly bring such payments current and, in the further event that such payment shortfall represents an underpayment of ten percent (10%) or more of the amount due for the period in question, then such party shall promptly reimburse the other party for one-half its reasonable costs and expenses incurred in connection with determining and resolving such shortfall.

        (e) A party (or its independent accountants) shall have the right to review and verify the calculations and other determinations of the reviewing party's accountants.

10.     Additional Undertakings by VIASOFT

        VIASOFT undertakes and agrees with SEEC that it will at all times during the continuance in force of this Agreement, and where applicable following termination hereof, observe and perform the terms and conditions set out in this Agreement and in particular:

        (a) will at all times, if reasonably requested, join with SEEC, and otherwise fully cooperate with SEEC, at the expense of SEEC, in any proceedings necessary for the protection of SEEC's Intellectual Property Rights in the

            Licensed Programs and will give notice to SEEC forthwith of any circumstances coming to the knowledge of VIASOFT which it believes might reasonably indicate an infringement of such rights.

        (b) acknowledges that all Licensed Programs and all documents, information and material related to such Licensed Programs and Maintenance (hereafter, such Licensed Programs, and related documents, information and materials shall be referred to collectively as "Technical Data") are subject to United States export controls pursuant to the Export Administration Regulations, 15 C.F.R. Parts 768-799. At all times VIASOFT shall comply with all requirements of the Export Administration Regulations and all licenses and authorizations issued thereunder with respect to all such Technical Data;

        (c) during the term of this Agreement, or during the twelve (12) month period following termination or expiration of this Agreement, will not, without SEEC's prior consent, directly or indirectly, employ or solicit the employment of any person who, to VIASOFT's knowledge at that time is, or was during the prior twelve (12) months, an employee of SEEC or ERA.

        (d) will, at its expense, take the same measures to protect SEEC's copyright interests in the Licensed Programs outside of the United States as VIASOFT takes with respect to VIASOFT's copyright interests in its products that are distributed outside of the United States, and in connections therewith VIASOFT will promptly notify SEEC of any filing, registration, recording or other action that VIASOFT takes with respect to its products in order to protect its own copyright interests, and VIASOFT will assist SEEC to do so as mutually agreed upon. Without limiting the foregoing, (i) the copyright interests in the Licensed Programs shall receive the same contractual protections as are provided to the copyright interests in VIASOFT products under any applicable VIASOFT agreements with Sub-Distributors; (ii) VIASOFT will not remove any copyright legend affixed by SEEC to any Licensed Materials; (iii) VIASOFT will require its Sub- Distributors not to remove any copyright legend so affixed by SEEC; and (iv) VIASOFT will affix SEEC's copyright legends as required by Section 5(a) of this Agreement.

        (e) VIASOFT represents that to its knowledge this Agreement is presently in compliance with all applicable laws, including without limitation all antitrust, distribution, licensing and marketing laws and regulations of the United States and each country in which VIASOFT or its

            Sub-distributors will market the Licensed Programs. For so long as VIASOFT has any rights to distribute Licensed Programs under this Agreement, VIASOFT will comply, and will require its Sub-Distributors who are distributing Licensed Programs to comply, with all applicable laws, including without limitation all antitrust, distribution, licensing and marketing laws and regulations of the United States and each country in which VIASOFT or its Sub-Distributor distributes Licensed Programs.

        (f) Subject to the provisions of Section 21 (d), VIASOFT will indemnity and hold SEEC harmless from any and all damages, claims, demands, losses, costs, suits, judgments, penalties, expenses, and liabilities of any kind whatsoever, that may occur, or for which SEEC may become liable, including without limitation, reasonable attorney's fees and the costs and expenses of litigation, that are caused by (i) any action by VIASOFT or any Sub- distributor which exceeds the License granted to VIASOFT in this Agreement, or which is in breach of any of the provisions of Sections 2(c) (but not for a breach described in the last sentence of Section 16 (c)), 10 (a), 10(c), 10(d), 14(a), 14(e)l, 14(e)3, 14(e)4, 14(i) and 14(k)
            through (o) of this Agreement; (ii) any use of the Escrow Contents by VIASOFT or any person who obtains the same from VIASOFT, which use is not specifically authorized under the terms of this Agreement; (iii) failure to comply with the provisions of Sections 10 (b), 10(e) and 10(g) of this Agreement; (iv) failure to comply with the provisions of Section 10(h) and all its subparts; and (v) any Sub-distributor acquiring rights (whether by operations of law or otherwise) which rights are greater than the rights accorded to VIASOFT under this Agreement.

        (g) represents and warrants that VIASOFT's performance under this Agreement does not and will not, with or without notice or the passage of time, conflict with VIASOFT's corporate charter or bylaws, any agreement with any person or entity, or any applicable laws, rules, regulations, orders, judgments, or decrees of any government or agency thereunder.

        (h) VIASOFT shall not grant to any Sub-distributor any rights to market Licensed Programs that are greater than VIASOFT's rights to market Licensed Programs under this Agreement. VIASOFT shall provide in its agreements with each its Sub-distributors who desires to market Licensed Programs that such Sub-distributor's rights to market Licensed Programs exist only for so long as VIASOFT has such rights and shall automatically terminate when VIASOFT's marketing rights terminate (except for the right to market existing inventory as specified in this Agreement) without any liability on the part of SEEC for such termination.

11.     Additional Undertakings by SEEC.

        SEEC undertakes and agrees with VIASOFT that it will at all times during the continuance in force of this Agreement, and where applicable following termination hereof, observe and perform the terms and conditions set out in this Agreement and in particular:

        (a) (i) will provide Maintenance and Support Services such that SEEC does not cause a "Material Default" as defined in Sections 12, 13 and 14 of Exhibit B, and (ii) will provide final beta test versions to permit VIASOFT to run Final Beta Tests, as provided in Section 5 of Exhibit F and Section 11.1 of Exhibit B;

        (b) will give to VIASOFT prompt notice, and one copy for VIASOFT internal use only, of any Licensed Program enhancement, Add-ons, Upgrade, modification, variation, suspension or elimination, bug reports, and temporary program fixes, including without limitation any new releases of any Licensed Program, in accordance with
            Section 7 above and Exhibits B and F;

        (c) will promptly make available to VIASOFT as it becomes available to SEEC such information relating to the sale and marketing of the Licensed Programs as SEEC considers in its sole discretion to be important to VIASOFT's performance under this Agreement;

        (d) represents and warrants that (i) SEEC and ERA own all Intellectual Property Rights to the Licensed Programs free and clear of any claims, liens or encumbrances, and that SEEC has obtained all necessary authorizations from ERA to permit SEEC to execute, deliver and perform this Agreement; (ii) the Licensed Programs and SEEC Materials do not infringe any Intellectual Property Right of any third party; (iii) the Licensed Programs are not intentionally constructed to damage, interfere with, or otherwise adversely affect, without the consent of the user of the Licensed Programs, computer programming code, data files, or hardware; (iv) SEEC's performance under this Agreement does not and will not, with or without notice or the passage of time, conflict with SEEC's corporate charter or bylaws, any agreement with any persons or entity, or any applicable laws, rules, or regulations of the United States, orders, judgments or decrees of any government or agency thereunder; and (v) that the certificate of ERA attached hereto as Exhibit H is accurate, complete and not misleading;

        (e) SEEC shall make reasonable efforts to maintain during the term of this Agreement such resources as are necessary to meet its obligations under Exhibit B.

        (f) during the term of this Agreement, or during the twelve (12) month period following termination or expiration of this Agreement, will not without VIASOFT's prior consent directly or indirectly employ or solicit the employment of any person who, to SEEC's knowledge, at that time is, or was during the prior twelve (12) months, an employee of VIASOFT.

        (g) during the term of this Agreement, or during the twelve (12) month period following termination or expiration of this Agreement, will not without VIASOFT's prior consent directly or indirectly use or attempt to use, directly or indirectly, as a distributor, sales representative or agent, any person or entity who, to SEEC's knowledge, at that time is, or was during the prior twelve (12) months, a distributor of VIASOFT.

12.     Product Warranty.

        (a) SEEC warrants that the Licensed Programs delivered to or for VIASOFT will operate substantially in accordance with the accompanying SEEC documentation for the Private Label Products, and will be free from problems or errors which would materially affect the performance of any Licensed Program in accordance with SEEC's product documentation therefor. In case of breach of this limited warranty or any other duty (other than under Section 5(g)) that relates to the quality of a diskette, VIASOFT's remedies will be, at VIASOFT's option: (i) correction of the diskette, or (ii) replacement of the diskette. SEEC does not warrant that the functions contained in the software will meet the requirements of the end-user, or that the operation of the software will be uninterrupted or error free. EXCEPT AS PROVIDED IN THIS AGREEMENT, THE PRODUCTS WILL BE PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICUlAR PURPOSE, AND THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE PRODUCTS IS WITH THE USER WHO WILL BE LIABLE FOR THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR OR CORRECTION.

        (b) THERE ARE NO EXPRESS OR IMPLIED WARRANTIES BY SEEC TO VIASOFT, TO VIASOFT'S SUB-DISTRIBUTORS, OR TO VIASOFT'S END USERS, OTHER THAN THE WARRANTIES SPECIFIED IN THIS

            AGREEMENT. SEEC GIVES NO WARRANTIES, EXPRESS OR IMPLIED, REGARDING ITS MAINTENANCE, SUPPORT OR DEVELOPMENT SERVICES OTHER THAN SUCH OBLIGATIONS AS ARE SET FORTH IN EXHIBIT B, IF ANY.

        (c) UNDER NO CIRCUMSTANCES WILL SEEC OR ITS AFFILIATES BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES ARISING OUT OF ANY BREACH OF WARRANTY UNDER THIS SECTION 12.

        (d) In making proposals to End Users, VIASOFT will use commercially reasonable efforts to inform the End User of all technical and other requirements necessary for the proper functioning of the Licensed Programs.

13.     Confidentiality.

        (a) The parties agree to keep confidential all technical and commercial information which either party may designate to the other in writing as confidential ("Confidential Information"), unless any such information is published without restriction and in the public domain. This obligation to keep information confidential shall include proprietary information even though it may not fall within the common law (or statutory) definitions of trade secrets, so long as the party providing the information designates it as confidential, and such information or data is not in the public domain. Without limiting the foregoing, the parties agree that the following constitute "Confidential Information" of the party owning or providing the same, as applicable: (i) Escrow Contents; (ii) any list of recommendations or fixes provided by VIASOFT in connection with COBOL Parser Validation Suite services; (iii) VIASOFT Customer identities; (iv) VIASOFT's Protected Customers (provided that this
            Section 13 shall not preclude SEEC from exercising marketing rights with respect to Protected Customers as permitted under Section 2
            (h)); and (v) SEEC Customer identities. The parties agree that they will not use Confidential Information of the other party for any purpose other than as allowed under this Agreement, and that they will not reproduce or disclose such Confidential Information to any other person or firm, except as allowed in this Agreement or on the following terms:

            1. Either party may disclose Confidential Information, except source code, to third parties to whom disclosure is made for the purpose of this Agreement and who have agreed in writing to keep such Confidential Information confidential;

            2. Either party may disclose the Confidential Information to those of its employees who have a need to know the Confidential Information for the purpose of their job; and

            3. Each party will label each copy of Confidential Information as confidential and proprietary in accordance with such party's standard procedures; and

            4. Each party agrees to use the same degree of care as such party uses to prevent the disclosure of its own Confidential Information, but in no event shall such degree of care be less than reasonable and appropriate for the protection of proprietary information and trade secrets, together with any additional safeguards required for confidentiality as set forth in this Agreement; and

            5. The parties agree that any release of Confidential Information to employees shall be only to their employees who have a need to know the Confidential Information for the purpose of their jobs. In addition, VIASOFT agrees not to release any Confidential Information received by it pursuant to Exhibit F to any other VIASOFT employees who are members of a development team working on any product competitive with any Licensed Program to which such Confidential Information relates.

            6. Neither party shall be required to keep confidential any
               Confidential Information which is:

               a. within, or later falls within, the public domain without breach of this Agreement by the other party; or

               b. rightfully known to such party prior to any disclosure by the other party; or

               c. rightfully available or becomes rightfully available to one of the parties from a source other than the other party or other than from the escrow custodian for the source/object codes for the Licensed Programs under the provisions of
                    Section 15 of this Agreement, provided however, that the party to which the Confidential Information is or becomes rightfully available trust reasonably expect that such source has an unrestricted right to disclose the same to such party.

            7. Upon any termination of this Agreement, or within thirty (30)
               days after a written request from one party to the other for the return of the requesting party's Confidential Information, the other party shall either (i) return to the requesting party, or
               (ii) certify in writing to the requesting party the destructions of all Confidential Information except Confidential Information which is necessary to carry out the provisions of this Agreement which survive any such termination.

            8. Notwithstanding any other provision of this Agreement to the contrary, the parties hereby agree that the terms and conditions of this Agreement (as distinct from the fact of this Agreement) are Confidential Information of each of them, and that such terms and conditions shall not be disclosed except to the following persons provided the recipients take such Confidential Information subject to the same use and disclosure restrictions as apply to the parties hereunder: a party's officers, directors, shareholders, employees, attorneys, auditors, financial advisors, lenders, bona fide potential investors of a significant amount of capital in such party, and bona fide potential purchasers of such party, all on a "need to know" basis. SEEC agrees not to disclose such terms and conditions to Compuware unless Compuware is negotiating in good faith to purchase more than fifty percent (50%) of SEEC's stock or business. The parties agree to issue a joint press release announcing this Agreement, which press release shall be mutually acceptable.

            9. SEEC agrees not to disclose to any third party any deficiency in a Private Label Product that does not exist in the non-Private Label Product version of the Licensed Program (i) if VIASOFT requests, within thirty (30) days of being apprised of such deficiency by SEEC, that SEEC cure such deficiency, or (ii) if SEEC has not informed VIASOFT of such deficiency.

14.     Intellectual Property Rights; Indemnities.

        (a) Any ownership rights, marketing rights, title or other rights to products now or in the future belonging to SEEC shall remain vested in SEEC. Any ownership rights, marketing rights, title or other rights to products now or in the future belonging to VIASOFT shall remain vested in VIASOFT, except as provided in Sections 14(b) below. Each party shall own exclusive rights to the trademarks and service marks it creates. Neither party shall have the right to use trademarks or service marks of 'the other party without the other party's express written consent except for use of names in the context of providing copyright notices on the Licensed Programs or SEEC materials or VIASOFT materials. Neither party will do anything to infringe or knowingly jeopardize the copyright interests or Confidential Information of the other party.

        (b) SEEC shall own the copyrights in the Private Label Products and shall affix the following copyright notice to the Private Label Products and where indicated below:

               (c) [year of first publication] SEEC, Inc.

            Such copyright notice will be displayed in the transient, "Loading" screen that will be displayed while the product is being brought up and in the HELP/About screen. Each such screens shall bear the title of the applicable product name, as chosen by VIASOFT, followed by the VIASOFT/Product Logo and descriptive text in the center of the screen. The bottom of each screen will contain VIASOFT trademarks and the SEEC copyright as described above. VIASOFT will provide SEEC with DLL(s) or resource files with dialogs and product icons for the above-described screens to be included in the product diskettes. Copyright ownership and legending duties with respect to the SEEC Materials and the VIASOFT Materials are further set forth in Sections 5(a), 5(b) and 10(d) above.

        (c) SEEC covenants and agrees not to manufacture or distribute Private Label Products except for or on behalf of VIASOFT, at VIASOFT's request. SEEC may, however, use the additional programming created pursuant to its obligations under Sections 5(d) and e in products other than Private Label Products.

        (d) SEEC covenants and agrees that, as owner of the Private Label Products, it will not (i) transfer or license the Private Label Products to third parties without the prior written consent of VIASOFT, except as expressly permitted in this Agreement, or (ii) have any right to compensation or accounting other than as expressly provided in this Agreement. This Section 14(d) does not increase or decrease SEEC's rights with respect to a Change in Control of SEEC. Nothing in this Section 14(d) will be deemed to restrict SEEC's rights to transfer or license Licensed Programs (other than Private Label Products) except as specified to the contrary in this Agreement.

        (e) 1. VIASOFT and SEEC agree to notify each other of any conduct by any third persons which, in their reasonable opinions, constitutes infringement or other unauthorized use of the Licensed Programs, and each shall make available to the other any information with respect to such possible infringement or other unauthorized use which they may possess.

            2. SEEC shall have the first right to enforce the Licensed Programs against infringements by third parties. SEEC shall have sole discretion with respect to settlement and the conduct of any ensuing litigation. VIASOFT will cooperate in any reasonable request of SEEC including, without limitation, producing documents regarding Licensed Programs and making officers and key employees available for testimony, whether at deposition or in court. All damages or awards received by SEEC in connection with its efforts to enforce the Licensed Programs shall be distributed as provided in Section 14(e)4.

            3. VIASOFT may, at its option and sole cost, enforce the Licensed
               Programs against infringements by third parties if SEEC does not do so within a reasonable period (not to exceed sixty (60) days) after receipt of a written request from VIASOFT that SEEC proceed under Section 14(e) (2). If VIASOFT elects to enforce the Licensed Programs against any such infringement, it shall have sole discretion with respect to settlement and the conduct of any ensuing litigation, provided that VIASOFT shall not have the right to enter into a settlement agreement without SEEC's prior written consent to the extent that such settlement agreement would impair or jeopardize SEEC's copyright interests at issue or which would permit future use of a product which infringes SEEC's copyright interests. SEEC will cooperate in any reasonable request of VIASOFT including, without limitation, producing documents regarding the Licensed Programs and making officers and key employees available for testimony, whether at deposition or in court. All damages or awards received by VIASOFT in connection with its efforts to enforce the Licensed Programs shall be distributed as provided in Section 14(e)4. In the event VIASOFT proceeds under this Section 14(e)3, SEEC will cooperate at VIASOFT's costs in a manner sufficient to give VIASOFT standing to enforce such copyright against the claimed infringement.

            4. Any damages or awards received by SEEC or VIASOFT pursuant to this Section 14(e) shall be applied first to the reasonable costs and expenses incurred by the parties in connection with such litigation, and any amounts remaining after such application (the "Remaining Award") shall be disbursed to the parties as follows:

               a. The entire Remaining Award shall first be divided into two portions, one the "VIASOFT Portion" and the other the "SEEC Portion", such that the ratio of the VIASOFT Portion to the SEEC Portion shall equal the ratio of VIASOFT's "Market Share" to SEEC's "Market Share" at the time of the damage award.

               b. For purposes of the preceding sentence, the term "Market Share" of a party means (i) that party's gross revenues received in the prior twelve (12) months with respect to sale or use of Licensed Programs in the actual geographic market in which the infringement that gave rise to the damage award occurred as determined by the court in the infringement proceeding (not including revenues received by such party from the other party pursuant to this Agreement and not including revenues from any geographic region with respect to which such party did not have distribution rights pursuant to this Agreement), (ii) divided by the sum of the parties' Market Shares determined pursuant to the foregoing clause (i).

               c. The VIASOFT Portion shall be deemed to constitute VIASOFT License revenues for purposes of Section 4(a) above; SEEC shall be entitled to receive from the VIASOFT Portion an amount determined by multiplying the VIASOFT Portion by the applicable License Fee Rate under Section 4(a); and VIASOFT shall be entitled to receive the balance of the VIASOFT Portion.

               d. The SEEC Portion shall be deemed to constitute SEEC revenues to which the SEEC Royalty applies pursuant to
                    Section 8 above; VIASOFT shall be entitled to receive from the SEEC Portion an amount determined by multiplying the SEEC Portion by the five percent (5%) SEEC Royalty rate subject to the aggregate $1,000,000 limitation set forth in
                    Section 8;

                    and SEEC shall be entitled to receive the balance of the SEEC Portion.

        (f) SEEC shall indemnify, defend, save and keep harmless VIASOFT and VIASOFT's Sub-Distributors and End Users for, from and against any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind whatsoever, incurred by them in connection with:

            1. Any claim, demand or proceeding made or brought against VIASOFT or any of VIASOFT's Sub- Distributors or End Users by any person not a party to this Agreement to the extent such claim, demand or proceeding is based on an allegation that the provision or use of any Licensed Program or SEEC Materials infringes any U.S. patent, U.S. copyright or U.S. trademark, or involves misappropriation of any trade secret anywhere in the world, or a violation of Sections 11(d) (i), 11(d) (ii), or 11(d) (iii), and

            2. Notwithstanding Section 14(f)1, SEEC shall have no liability or duty hereunder to defend, indemnify or keep harmless VIASOFT or its Sub-Distributors or End Users to the extent that it is determined that the actual or claimed infringement or misappropriation arises from the use of a Licensed Program (including without limitation a Private Label Product) in a form other than supplied by SEEC and such actual or claimed infringement or misappropriation would not have arisen if the Licensed Program had been used in the form supplied by SEEC. Such other forms of a Licensed Program include, without limitation, modifications to the software or documentation and use of the software in combination with a program or device not supplied by SEEC. In the event any actual or claimed infringement or misappropriation arises from such other forms or use by VIASOFT, VIASOFT shall defend, indemnify and keep harmless SEEC to the same extent and under the same terms and provisions as SEEC is obligated to defend, indemnify and keep harmless License as provided in Section 14(f)1.

        (g) Should any Licensed Program or SEEC Material become the subject of a claim of infringement of a patent, copyright or trademark, or misappropriation of a trade secret, SEEC may procure for VIASOFT and VIASOFT's End Users, at no additional cost to VIASOFT, the right to continue to use, market and license the Licensed Program as provided herein, or SEEC shall use its Best Efforts to modify or replace the Licensed Program in order to make it non-infringing or non-violating, provided such modification or replacement is not infringing and nonviolating and does not materially adversely affect VIASOFT's right and license with respect to, or VIASOFT's End User's use of the Licensed Program.

        (h) Subject to the provisions of Section 21(d) of this Agreement, SEEC shall defend, save and keep harmless from, and indemnify VIASOFT and VIASOFT's Sub- Distributors and End Users against any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind whatsoever, arising directly or indirectly out of any breach of Sections 2(d), 2(e), 2(h), 5(a), 5(c), 5(e) (ii), 5(f) (ii), 5(g), 11(a), 11(d) (iv),
            11(d) (v), 11(f), 11(g), 14(a), 14(c), 14(d), 14(e)1, 14(e)3,
            14(e)4, 14(i), or 15, provided that VIASOFT shall give SEEC written notice within thirty (30) days after receipt of any third party claim with respect to the foregoing.

        (i) Each party shall indemnify, defend, save and keep harmless the other party for, from and against any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind whatsoever, arising directly or indirectly out of any breach of the confidentiality obligations set forth in
            Section 13, provided that such party shall give the other party written notice within thirty (30) days after receipt of any third party claim with respect to any of the foregoing. The parties agree that actual damages may not be a sufficient or readily ascertainable remedy for any breach of the confidentiality obligations set forth in Section 13. Each party's liability under this Section 14(i) whether in tort, contract or otherwise, for any damages arising out of breach of Section 13 of this Agreement shall not exceed Five Hundred Thousand Dollars (U.S. $500,000), except that each party's liability shall not be limited as to the amount or type of damages for any intentional or grossly negligent breach of the obligations set forth in Section 13 and except that VIASOFT's liability shall not be so limited for wrongful disclosure or use of source code which is Confidential Information.

        (j) The foregoing states the entire liability of SEEC for infringement of copyright or trademark or misappropriation of any trade secret.

        (k) This Agreement does not include any right to manufacture, copy, or modify the Licensed Programs, or authorize any third party to do so, except as may specifically be permitted in this Agreement.

        (l) This Agreement does not include, or transfer to VIASOFT, any rights other than the rights specifically enumerated in this Agreement. This Agreement shall not be deemed to create any implied rights.

        (m) This Agreement does not transfer any ownership rights in the Licensed Programs, and/or their source codes and object codes.

        (n) This Agreement does not transfer any ownership rights in any copyrights and/or trademarks and/or patents covering the Licensed Programs.

        (o) SEEC retains all rights of ownership in and to the Licensed Programs, its source and object code, copyrights, trademarks, and/or patents, including modifications that VIASOFT may make to the Escrow Contents pursuant to Section 15(e).

15.     Escrow.

        (a) SEEC shall establish and maintain on a continuing basis, at its expense, a source code escrow with Data Securities Inc., or any substitute therefor that is mutually acceptable to the parties, (the "Custodian") in which the following are held: the latest version, and all prior versions that are currently being supported, of the Licensed Programs' source code and internal documentation and program logic manuals; all other necessary tools and facilities SEEC uses to regenerate the Object code from source code; all other materials relating to any security devices built into the Licensed Programs necessary to understand, modify and use such devices; and all physical embodiments of the foregoing (the "Escrow Contents"). SEEC shall supply to VIASOFT within thirty (30) days of the Commencement Date a written confirmation from the Custodian that the foregoing has been accomplished as to the current versions of the Licensed Programs, on terms and conditions set forth in this
            Section 15 and other terms and conditions mutually acceptable to the parties, and (ii) within ten (10) days after any Escrow Contents are changed or supplemented, a written confirmation from the Custodian identifying in reasonable detail such changes and supplementations. The Custodian shall not discard, destroy or release any items from the escrow without first giving VIASOFT at least thirty (30) days prior written notice and an opportunity to object to such proposed action, and will not discard, destroy or release such item if VIASOFT does object. SEEC shall also provide to VIASOFT from time to time at VIASOFT's request (but no more often than quarterly), a written certification by a SEEC officer to the effect that the Escrow Contents include the most current versions of all programs, documents and other materials required to be held in the escrow. SEEC shall provide the Escrow Custodian with the name and address of the person to whom any Notices required under this Section shall be sent.

        (b) Entitlement to Escrow Contents. VIASOFT shall not be entitled to the Escrow Contents unless all of the following events shall have occurred: (1) VIASOFT is not in material default with respect to its royalty payments; and (2) SEEC is in "Material Default" as defined under Exhibit B; and (3) a SEEC Bankruptcy has occurred; and (4) VIASOFT has complied with any applicable requirements of the United States Bankruptcy Code pertaining to access to the Escrow Contents, if SEEC is then under the jurisdiction of the United States Bankruptcy Court.

        (c) Release of the Escrow Contents to VIASOFT. The Escrow Contents shall be released to VIASOFT by the Escrow Custodian under the terms of this Agreement only upon the happening of any one or more of the following events:

            1. If the Escrow Custodian receives a copy, certified by the
               American Arbitration Association as true and correct, of a decision of an Arbitration Board which states that (i) SEEC has been given notice and an opportunity to be heard; and (ii) orders the release of the Escrow Contents to VIASOFT, the Escrow Custodian shall release the Escrow Contents to VIASOFT forthwith.

            2. If the Escrow Custodian receives a written request from VIASOFT for release of the Escrow Contents ("VIASOFT Request"), the Escrow Custodian shall release the Escrow Contents to VIASOFT only after all of the following conditions have been satisfied in every respect:

               (i) The VIASOFT Request shall specify in reasonable detail all of the facts which VIASOFT alleges entitles it to release of the Escrow Contents under the pre-requisites set forth in Section 15(b) above.

               (ii) The Escrow Custodian shall thereupon send SEEC by Express Mail, return receipt required, a written notice of the VIASOFT Request, which notice shall include a copy of the VIASOFT Request ("Escrow Custodian's Notice" hereinafter).

               (iii) If within thirty-one (31) days of SEEC's receipt of the Escrow Custodian's Notice, SEEC provides the Escrow Custodian with a copy of a document, certified by the American Arbitration Association, or by a state of federal court, which shows that SEEC has initiated an action contesting VIASOFT's right to the Escrow Contents, the Escrow Custodian shall not release the Escrow Contents in response to the VIASOFT Request. If after thirty one (31) days no such certified document has been received by the Escrow Custodian, it shall release the Escrow Contents to VIASOFT forthwith.

            3. If the Custodian receives a certified copy of an order of a court of competent jurisdiction ordering such release, the Escrow Custodian shall release the Escrow Contents to VIASOFT forthwith.

            4. If the Custodian receives a written request from the
               debtor-in-possession (or trustee) of SEEC, if applicable, directing such release, the Escrow Custodian shall release the Escrow Contents to VIASOFT forthwith.

        (d) Burden. In any action brought by SEEC to contest VIASOFT's entitlement to the Escrow Contents, VIASOFT shall bear the burden of proving by a preponderance of the evidence that it is entitled to the Escrow Contents under the pre-requisites set forth in
            Section 15 (b) above of this Agreement. If VIASOFT meets its aforesaid burden of proof, SEEC may successfully avoid release of the Escrow Contents only upon proving, by a preponderance of the evidence that it has the ability and means of fulfilling its maintenance and support obligations under Exhibit B of this Agreement, and will do so.

        (e) Use of Escrow Contents and Indemnity. Subject to the provisions of
            Section 15(b) of this Agreement, VIASOFT shall have the right to use the Escrow Contents only for the purposes specified in this
            Section 15(e) and all its subparts. Upon release of the Escrow Contents to VIASOFT, the Escrow Contents shall be maintained and used by VIASOFT on ONE (1) designated LAN Server and access to the Escrow Contents and the designated LAN Server will be restricted to individuals selected by VIASOFT responsible for maintenance and support with effective security measures in place for the purpose of preventing unauthorized access, and maintaining a record of all access. The identification of the LAN Server and its physical location, and the nature and extent of the aforesaid security measure will be certified by VIASOFT to SEEC within one business day of receipt of the Escrow

            Contents by VIASOFT. VIASOFT shall maintain all records of all access to the Escrow Contents and all such records will be available for inspection on a confidential basis by an independent, third party auditor at any time and from time to time during normal business hours. Such auditor shall not disclose the names revealed to it in such records. Any use of the Escrow Contents which does not strictly conform in every respect to the provisions of this
            Section 15(e) and all its subparts, or any unauthorized disclosure of the same, shall be deemed an infringement of SEEC's copyright interest and an unauthorized use of SEEC's Confidential Information, in material breach of VIASOFT's obligations under this Agreement, and VIASOFT shall indemnify and save SEEC harmless from any and all damages, costs, and expenses, including, without limiting the generality of the foregoing, reasonable attorney's fees and the costs and expenses of litigation, resulting from the said infringement and/or unauthorized use.

            (i) Use of Escrow Contents Prior to Termination of Agreement. Prior to termination of this Agreement, VIASOFT shall have the right to use the Escrow Contents only for the purpose of fulfilling VIASOFT's and SEEC's pre-termination Exhibit B obligations to VIASOFT and VIASOFT customers who have Maintenance Agreements with VIASOFT and for no other purposes. While using the Escrow Contents as specified herein, VIASOFT shall continue to pay all License Royalties due under the terms of this Agreement, and its obligation to pay Maintenance Royalties shall continue but shall be reduced to ten percent (10%) from thirty percent (30%). VIASOFT shall not be required to pay any other charge for use of the Escrow Contents.

            (ii) Use of Escrow Contents After Termination of Agreement. After termination of this Agreement, VIASOFT shall have the right to use the Escrow Contents only for the purpose of fulfilling VIASOFT's and SEEC's Exhibit B obligations to VIASOFT and VIASOFT customers who have Maintenance Agreements with VIASOFT, up to a maximum period of three (3) years from the date of termination of this Agreement, and for no other purpose. VIASOFT shall provide SEEC's auditors, on a confidential basis, with a list of all its then existing customers, and SEEC's auditors shall have the right to ascertain that the customers on the list have maintenance agreements with VIASOFT of the type covered by Exhibit B of this Agreement. While using the Escrow Contents as specified in this Subsection 15(e) (ii), VIASOFT shall continue to pay all License Royalties due to SEEC for such sales of the Licensed Programs as are permitted under the post-termination terms of this Agreement. However, VIASOFT shall pay to SEEC Maintenance Royalties of ten percent (10%), rather than thirty percent (30%), but shall not be required to pay any other charge for use of the Escrow Contents.

        (f) The parties expressly intend that this Section 15 shall constitute a "supplementary agreement" within the meaning of 11 U.S.C. Section 365(n), that VIASOFT shall be entitled to the full application of 11 U.S.C. Section 365(n), in respect to its rights under this Agreement, particularly its rights under this Section 15, and that in the exercise of such rights, VIASOFT shall have the further rights, upon nonperformance by SEEC of its maintenance and support obligations under Exhibit B of this Agreement, to perform or have performed such obligations to the extent reasonably necessary to permit VIASOFT to fully exercise the limited right and license set forth in Section 15(e).

        (g) If VIASOFT has received the Escrow Contents pursuant to this
            Section 15, and SEEC demonstrates (no earlier than six (6) months after VIASOFT receives such Escrow Contents) to VIASOFT's reasonable satisfaction that SEEC is ready, willing and able to resume providing Maintenance and Support Services as required by Exhibit B, including assurances that SEEC will not again default under Exhibit B, SEEC may resume providing such Maintenance and Support Services on the terms existing prior to SEEC's Material Default under Exhibit B, subject to VIASOFT and SEEC reaching mutual agreement with respect to VIASOFT's access to the Escrow Contents in the event that SEEC again defaults under Exhibit B, subject to Section 16 (f). Any disputes under this Section 15 (g), including with respect to whether VIASOFT's determination in the second clause of this Section 15 (g) is reasonable and including what would constitute a reasonable mutual agreement as contemplated by the last clause of the first sentence in this Section 15 (g), shall be resolved by binding arbitration pursuant to Section 20(g) of this Agreement.

        (h) If VIASOFT takes possession of the Escrow Contents under this
            Section 15, (i) it shall hold such Escrow Contents pursuant to this
            Section 15 and in trust for the benefit of SEEC, (ii) it shall continue in effect the escrow described in Section 15(a) but for SEEC's benefit and shall have the same obligations under Section 15(a) for SEEC's benefit as SEEC has for VIASOFT's benefit (including providing copies of major and minor releases of Licensed Programs by VIASOFT, and related materials described in Section 15(a)), and (iii) during regular business hours when VIASOFT is open for business, VIASOFT shall permit SEEC to review major and minor releases of the Licensed Programs by VIASOFT, which SEEC, in its discretion may use and license, but under no circumstances will VIASOFT be liable to SEEC or its customers with respect to such releases or any other changes by VIASOFT to the Escrow Contents; VIASOFT makes no warranties of any kind or nature with respect thereto, and without limiting the foregoing, does not warrant that the same are defect-free or virus-free.

        (i) At such time as VIASOFT's right to possess the Escrow Contents pursuant to this Section 15 terminates, VIASOFT shall (i) terminate its usage of the Escrow Contents immediately, (ii) return the Escrow Contents, as modified by VIASOFT, to SEEC promptly, and
            (iii) certify to SEEC that VIASOFT no longer has possession of or access to the Escrow Contents.

        (j) Release of the Escrow Contents to VIASOFT does not give any rights in the same to VIASOFT except as expressly set forth in this
            Section 15. Because the Escrow Contents are trade secrets of SEEC, VIASOFT's rights to the Escrow Contents shall not under any circumstances, voluntarily or involuntarily, be assigned unless the assignee posts a performance bond in the amount of one and one-half times the fair market value of the Escrow Contents. The granting of rights to VIASOFT under this Section 15 without necessity for posting such a bond are personal to VIASOFT and represent an extension of credit to VIASOFT.

        (k) SEEC's Right to Terminate Escrow. In addition to the provisions of
            Section 15(i) above, SEEC shall have the right to terminate the Escrow and receive the Escrow Contents from the Escrow Agent when this Agreement has been terminated and all of the post-termination periods specified in Section 16 (f) of this Agreement have come to an end, in which event, the Escrow Agent shall release the Escrow Contents to SEEC upon the happening of any one or more of the following events:

            1. If the Escrow Custodian receives a written request from SEEC for release of the Escrow Contents ("SEEC Request"), the Escrow Custodian shall release the Escrow Contents to SEEC only after all of the following conditions have been satisfied in every respect:

               (i) The SEEC Request shall specify in detail all of the facts which SEEC alleges entitles it to release of the Escrow Contents under the prerequisites set forth in Section 15(k) above.

               (ii) The Escrow Custodian shall thereupon send VIASOFT by Express Mail, return receipt required, a written notice of the SEEC Request, which notice shall include a copy of the SEEC Request ("Escrow Custodian's Notice of SEEC Request" hereinafter).

               (iii) If within thirty-one (31) days of VIASOFT's receipt of the Escrow Custodian's Notice of SEEC Request, VIASOFT provides the Escrow Custodian with a copy of a document, certified by the American Arbitration Association, or by a state or federal court, which shows that VIASOFT has initiated an action contesting SEEC's right to the Escrow Contents, the Escrow Custodian shall not release the Escrow Contents in response to the SEEC Request. If after thirty-one (31) days no such certified document has been received by the Escrow Custodian, it shall release the Escrow Contents to SEEC forthwith.

            2. If the Escrow Custodian receives a copy, certified by the
               American Arbitration Association as true and correct, of a decision of an Arbitration Board which states that (i) VIASOFT has been given notice and an opportunity to be heard; and (ii) orders the release of the Escrow Contents to SEEC, the Escrow Custodian shall release the Escrow Contents to SEEC forthwith.

16.     Term and Termination.

        (a) 1. This Agreement shall take effect as of the Commencement Date and shall remain in effect for a period of five years (the "Initial Term") unless earlier terminated pursuant to this Agreement. So long as VIASOFT is not in material default of this Agreement as defined below, the Initial Term shall be extended automatically for an additional period of five (5) successive one (1) year terms (each a "Subsequent Term") if VIASOFT has paid to SEEC or, because of the 60 or 90 day billing cycle, as applicable, VIASOFT has accrued but not yet paid, at least One Million Dollars ($1,000,000) in VIASOFT Royalties (or payments to make up a shortfall therein) during the twelve (12) months preceding the end of the Initial Term or at least One Million Dollars ($1,000,000) in VIASOFT Royalties (or payments to make up a shortfall therein) during the twelve (12) months preceding the end of any Subsequent Term, as applicable. For purposes of determining compliance with the preceding sentence, accruals and payments shall not be double counted.

            2. If the Agreement has not renewed pursuant to Section 16(a)1
               (whether by royalty payments/accruals or shortfall payments) as of the end of the Initial Term or a Subsequent Term, then the Initial Term or Subsequent Term, as applicable, shall continue only for thirty (30) days after the end of such Term and shall terminate effective at the end of such thirty (30) day period, unless VIASOFT pays the necessary royalty or shortfall payments, or SEEC elects in its sole discretion to renew the Agreement, during such thirty (30) day period, in which case, the Agreement shall renew.

            3. Unless renewed, or upon termination of this Agreement in accordance with its terms, VIASOFT's right to market and promote the Licensed Programs shall terminate absolutely, except to the extent specified in this Agreement, without any liability by SEEC to VIASOFT, or its Sub-distributors, for the said termination. VIASOFT shall ensure that its agreements with its Sub-distributors so provide. Except as provided herein, there will be no automatic right to renewal of this Agreement by either party. Unless VIASOFT satisfies the pre- requisites for renewal set forth above, failure to renew by SEEC for any reason, or for no reason, shall not be deemed a breach of this Agreement or an actionable wrong.

            4. Any payments made by VIASOFT in order to make up a shortfall in
               VIASOFT Royalties for purposes of Section 16(a) or 16(g) shall be deemed earned, and not advance royalties. They shall not be refundable under any circumstances, nor shall VIASOFT be entitled to any credit against them for future sales.

        (b) Definition of Material Default. For purposes of this Agreement, "material default" means (1) a default under the terms of this Agreement which remains uncured for a period of more than thirty
            (30) days after receipt of a notice in writing from the party specifying such default, or (2) breach of a provision of this Agreement which is not de minimis, and which cannot be cured, or
            (3) repeated tardy payments of VIASOFT Royalties or SEEC Royalties, as applicable. For purposes of this Agreement, "repeated tardy payments" means (i) two (2) or more occurrences within a six (6) month period in which Advances are more than twenty (20) days late, with interest, or (ii) three (3) or more occurrences within a six (6) month period in which undisputed royalties are more than twenty
            (20) days late, with interest, provided that SEEC Royalties shall not be deemed tardy to the extent that VIASOFT is able to offset SEEC Royalties that are due against VIASOFT Royalties that are due.

        (c) Termination for Material Default. Notwithstanding any provisions in this Agreement to the contrary, this Agreement may be terminated at any time by either party giving written notice to the other party if such other party shall be in material default under this Agreement. Such termination shall be effective thirty (30) days after the defaulting party's receipt of notice of termination, unless this Agreement expressly provides a longer or shorter period before which the termination becomes effective. If such material default consists of a violation by VIASOFT of Section 2(c)1 that occurred because of Section 2(c)3, then SEEC's sole remedies for such material default shall be termination of this Agreement or conversion of exclusivity to nonexclusivity under Section 2(b)5.

        (d) Termination by VIASOFT. This Agreement may be terminated by VIASOFT if a Change in Control of SEEC occurs. SEEC agrees to provide VIASOFT written notice in reasonable detail when SEEC becomes aware that a Change in Control of it is about to occur (i.e., when SEEC or its shareholders sign a preliminary agreement pursuant to which a closing for a Change in Control is contemplated) and to keep VIASOFT informed with respect to whether the same occurs. If it desires to terminate this Agreement pursuant to this Section 16(d), VIASOFT shall exercise its right to terminate the Agreement by delivering written notice to SEEC (or the resultant entity, as applicable) within thirty (30) days after VIASOFT's receipt of written notice in reasonable detail that a Change in Control of SEEC has occurred, and in such event, this Agreement shall terminate thirty (30) days after such notice of termination.

        (e) Termination by SEEC. Whether or not VIASOFT is in material default, SEEC may terminate this Agreement, within the time periods specified,

              (i)  Pursuant to and as set forth in Section 2(c)2;

            (ii) Upon thirty (30) days prior written notice, if VIASOFT assigns this Agreement to a third party without SEEC's prior written approval in violation of Section 20(h) or Section 15. If the aforesaid assignment is involuntary, and if the assignee does not have credit and technical capabilities that are satisfactory to SEEC, SEEC shall have the absolute right to unilaterally amend this Agreement to (i) require payment terms which do not involve the extension of credit, and (ii) establish quality control criteria for the promotion, sale and maintenance of the Licensed Programs, as a condition precedent to the continuation of this Agreement. Failure of the assignee to comply with such credit and quality control terms after notice of deficiencies and a thirty (30) day opportunity to cure, shall be deemed a material default and shall entitle SEEC to terminate this Agreement upon compliance with the provisions of Section 16(b) and (c) above.

        (f) Rights and Obligations Upon Termination. Upon termination of this Agreement the parties shall have the following rights and obligations:

            (1) Confidential Information shall be dealt with as described in
                Section 13(a)7.

            (2) SEEC shall provide to VIASOFT within thirty (30) days after termination, that number of copies of Licensed Programs (in the mix requested by VIASOFT) such that the number of copies multiplied by the applicable minimum domestic License Royalty under Section 4(a) (using the highest published domestic list price for each product in the mix for the prior twelve (12) months) is equal to the amount of unrecoverable unearned Advances, if any. VIASOFT and its Sub-distributors may continue to sublicense to end-users such existing inventories of Licensed Programs as they receive pursuant to the preceding sentence or as they may have in their possession at the time notice of termination is received or sent by VIASOFT, for VIASOFT License Royalties as set forth in Section 4 of this Agreement.

            (3) VIASOFT may, at its sole option, continue to provide Level 1 support and maintenance services as set forth in Exhibit B, to end-users who have purchased Licensed Programs prior to termination or pursuant to Section 16(f) (2) above pertaining to sale of existing inventory, or pursuant to Section 16(f) (4) below, for a period not to exceed three (3) years from the date of termination. If VIASOFT elects to provide such service, support and maintenance to such customers, SEEC shall have the obligation to continue to provide Maintenance and Support Services set forth in Exhibit B of this

                Agreement to such VIASOFT customers for a maintenance royalty of thirty percent (30%) of VIASOFT's invoiced maintenance revenue, payable in accordance with the terms of Section 4 of this Agreement.

            (4) Upon termination by SEEC of this Agreement other than under the provisions of Sections 16(c) or 16 (e) above, VIASOFT may, for a period of two (2) years from date of termination, continue to sell Add-ons to end-users who are existing customers of VIASOFT at the time of termination, and to VIASOFT customers to whom inventory is sold under the provisions of Section 16(f) (2) above, for a royalty of forty percent (40%) of VIASOFT's invoiced revenues therefor, or the minimum royalty specified in
                Section 4 of this Agreement, whichever is higher, which royalties shall be paid in accordance with the provisions of
                Section 4 of this Agreement. If SEEC requests, VIASOFT shall provide reasonable proof to SEEC that each such customer qualifies for the purchase of such Add-ons under this provision. SEEC shall not sell Licensed Programs to Protected Customers under Section 2(h) for the remainder of the twelve
                (12) month period of protection applicable thereto, provided that there can be no new protection available after the termination date.

            (5) End-user sublicense agreements granted under the terms of this
                Agreement and prior to any termination thereof, or in accordance with Section 16(f) (2) (pertaining to sale of inventory) and Section 16(f)(4) (pertaining to Add-ons), shall continue in full force and effect notwithstanding any termination of this Agreement.

            (6) If, during the term of this Agreement or the three (3) year period described in Section 16 (f) (3), VIASOFT publicly states or notifies VIASOFT's customers of VIASOFT's intentions to abandon support for the Licensed Programs, VIASOFT will, at SEEC's option, assign to SEEC the Maintenance Agreements for the Licensed Programs, provided that SEEC

                (i) provides Maintenance Support Services pursuant to Exhibit B, including Level 1 support, for the remainder of the Maintenance Agreements and any renewals of the same, and

                (ii) pays VIASOFT twenty percent (20%) of all future
                     maintenance revenue for the Licensed Programs that SEEC invoices to such customers during the three (3) year period following such assignment. Such payments shall be paid to VIASOFT within ninety (90) days following the end of the month in which SEEC invoices such customers, and otherwise as is provided in Section 8 (b) (concerning SEEC Royalties).

                With respect to each Maintenance Agreement assigned to SEEC pursuant to this Section 16(f) (6), if such assignment occurs prior to the end of a term for which the relevant End User has paid (or is obligated to pay) to VIASOFT a "Support Fee" under such Maintenance Agreement, then the amounts payable to VIASOFT and SEEC with respect to such Support Fee under this Agreement for the portion of such term before and after such assignment will be pro rated as follows (with the Support Fee being divided evenly over each month) - For each month before the Maintenance Agreement is assigned including the month of assignment, SEEC shall be entitled to the applicable Maintenance Royalty. For each month following assignment of the agreement, SEEC shall be entitled to eighty percent (80%) of the Support Fee. The net amount owing to SEEC as the result of assignment will be recovered by SEEC offsetting such amount against payments SEEC owes to VIASOFT pursuant to Section 16(f)
                (6) (ii).

            (g) After the Exclusivity Period, SEEC shall have the right and option, in its sole discretion, to terminate this Agreement as set forth below, if VIASOFT has not paid to SEEC, or because of the 60 or 90 day billing cycle, as applicable, VIASOFT has accrued but not yet paid, VIASOFT Royalties of at least One Million Dollars ($1,000,000) for each twelve month period ending on the third and fourth anniversary dates of the Commencement Date, unless VIASOFT cures any shortfall in such amount of VIASOFT Royalties by paying to SEEC an amount equal to the amount of the shortfall within thirty (30) days following written notice from SEEC that it intends to terminate the Agreement pursuant to this Section 16 (g). If VIASOFT has not cured such shortfall as provided in the previous sentence, termination pursuant to this Section 16(g) shall become effective six months after receipt by VIASOFT of SEEC's written notice of termination. For purposes of determining compliance with the first sentence of this Section 16 (g), accruals and payments shall not be double counted.

        (h) (1) All remedies, indemnities and causes of action for damages resulting from any breach of this Agreement shall survive termination of this Agreement and shall continue in full force and effect until expiration of applicable periods of limitation and the completion of any timely litigation, unless a longer period is specified herein.

            (2) Without limiting the generality of the foregoing, the following
                Sections of this Agreement shall survive any termination of this Agreement and continue in full force and effect until expiration of the period of limitations where applicable and the completion of any timely litigation.

                (i) Section 1, Section 4 for the payment of VIASOFT Royalties, Section 8 for the payment of SEEC Royalties, 10(b), 10(h), 11(d), 12, 14(j), and

                (ii) Sections 10(a) and 14(e) for the periods of time after termination described in Section 16 (f).

            (3) The following Sections of this Agreement shall survive termination of this Agreement and shall continue in full force and effect for the periods specified herein, provided, however, when a harm complained of is known or should have been known, the applicable statute of limitations will commence to run. Nothing in this Section will be deemed to have extended the term of the applicable statute of limitations.

                (i) Sections 2(a) (but not to perform Final Beta Tests of Licensed Programs), 3(a), 3(b), 4, 7(a) (but excluding enhancements and Exhibit F), 11(a) (i), 11(b) (but excluding enhancements and Exhibit F), 11(e), 14(b), to the extent necessary to effectuate the provisions of
                       Section 16 (f);

                (ii) Section 8(a) indefinitely so far as it pertains to SEEC's right to use the disclosed know-how;

                      (iii)  Section 8 (c), indefinitely;

                (iv) Sections 10(c), 11(f), 11(g), for twelve months following termination, or such additional period as an arbitration panel may determine if this provision has been breached prior to the aforesaid twelve month period and the non-compete period is extended by the period of the aforesaid breach.

                (v) Sections 10(d) and 10(e) for the period of time during which VIASOFT continues to sell or support the Private Label Products after termination of this Agreement in accordance with the provisions of Section 16 (f).

                (vi) Sections 10(f), 14(i), 15(e) for so long as SEEC may suffer any of the enumerated types of damage or liability for which the indemnity is given.

                (vii) Section 13, for all trade secrets, forever; for all registered copyrighted materials, for the life of the copyright and all renewals thereof; for all other materials, until such time as the materials are lawfully published and lawfully come into the public domain.

                (viii) Section 14(a) so far as it pertains to copyright
                       interests, trade secrets, trademarks and service marks, forever.

                (ix)   Section 14(c) and (d) forever.

                (x) Sections 14(f), 14(h), 14(i) for so long as VIASOFT may suffer any of the enumerated types of damage or liability for which the indemnity is given.

                (xi)   Sections 14(k) through (o) indefinitely.

                (xii) Section 15 for so long as SEEC has any support and maintenance obligations under Section 16(f).

                (xiii) Sections 16(f) (2) and 16(f) (4) for a period of two (2)
                       years from date of termination.

                (xiv) Section 16(f) (3) for a period of three years from date of termination.

                (xv) Section 16(f) (6) for a period of three years from date of termination.

                (xvi) Sections 9, 10(g), 18 (Notices), Section 19 (Law and Jurisdiction) and Section 20

                       (General), Section 21 (Remedies), for as long as any other provision of this Agreement survives termination and for the duration of any timely litigation.

17. Right of First Offer. At any time or times during the term of this Agreement that SEEC or its principals desire to enter into a transaction or series of transactions the result of which would be the sale of all or substantially all of its business or of the product line (including all copyright interests) that includes Licensed Programs, whether the same would be accomplished by the sale or exchange of capital stock, merger, consolidation, or Bale or other transfer of assets (including long term or perpetual exclusive licensing), or a transaction or series of transactions that would result in a Change in Control of SEEC (any of the foregoing transactions being a "Significant Transaction"), provided that a Significant Transaction shall not include venture capital investments, SEEC shall provide written notice of such desires to VIASOFT prior to approaching any third parties. VIASOFT shall then have the first opportunity to negotiate with SEEC and/or its principals with respect to accomplishing a mutually acceptable Significant Transaction. If VIASOFT so elects, it will make a written offer with respect to a Significant Transaction SEEC has solicited from VIASOFT. SEEC agrees, for the thirty (30) day period following its written notice to VIASOFT described above, to negotiate in good faith exclusively with VIASOFT (the "Exclusive Negotiating Period") and not negotiate with, or solicit any offers or discussions from any third party with respect to a significant transaction. VIASOFT's entitlement to an Exclusive Negotiation Period and to make a Right of First Offer shall be on a one-time basis only (except with respect to unsolicited offers). After expiration of the Exclusive Negotiation Period, SEEC shall be free to negotiate and/or accept any other offer which SEEC, in its sole discretion, deems to be better than the VIASOFT offer, if any. Notwithstanding the foregoing, such thirty
        (30) day period shall be reduced to a seven (7) day period each time, if any, that SEEC receives an unsolicited offer. With respect to unsolicited offers, if SEEC elects in its sole discretion to continue to negotiate with the offeror after the Exclusive Negotiation Period the VIASOFT Right of First Offer will not apply to offers and counteroffers made in the course of such continued negotiations by SEEC and/or the initiating offeror. If SEEC thereafter abandons such negotiations, then commencing six (6) months after such abandonment provided negotiations were not resumed in such six (6) month period, the VIASOFT Right of First Offer will again apply to offers by the same offeror.

        This Section 17 shall be binding upon SEEC and the following principals: Ravi Koka, Raj Reddy, Adam Young and John

        Godfrey, and as a condition of executing this Agreement, SEEC shall provide VIASOFT with a letter from each such principal in the form attached hereto as Exhibit I agreeing to be bound by this Section 17.

18.     Notices and Requests.

        Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, by overnight delivery service, or may be sent by facsimile with a confirming copy sent by registered or certified mail, postage prepaid and return receipt requested, addressed as follows:

        For SEEC:        SEEC, Inc.
                         5001 Baum Blvd.
                         Pittsburgh, Pennsylvania  15213
                         United States of America
                         Attn:   Ravi Koka
                         Telefax:        (412) 682-4958

        For VIASOFT:     VIASOFT, Inc.
                         3033 North 44th Street
                         Phoenix, AZ  85018
                         United States of America
                         Attn:   Nanda M. Nandkishore
                         Telefax:        (602) 840-4068

        The parties may change their address from time to time by giving written notice to the other party. Any notice shall be deemed to have been received as follows: (i) personal delivery and overnight delivery upon receipt; and (ii) facsimile the day sent. Nothing contained herein shall justify or excuse failure to give oral notice for the purpose of informing the other party thereof when prompt notification is appropriate, but such oral notice shall not satisfy the requirement of written notice. If either party knows that the other party's last known address is different from the above, the notice shall be sent to the above address and the last known address.

19.     Governing Law and Jurisdiction.

        The validity, construction and performance of this Agreement and legal relations between the parties to this Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, excluding that body of law applicable to conflicts of law.

20. General. Except to the extent inconsistent with the express language of the foregoing provisions of this Agreement, the following provisions shall govern the interpretation, application, construction and enforcement of this Agreement.

        (a) Additional Acts and Documents. Each party hereto agrees to do all such things and take all such actions, and to make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement.

        (b) Attorney Fees. Except as provided in Section 21, in the event suit is brought (or arbitration instituted) or an attorney is retained by any party to this Agreement to enforce the terms of this Agreement or to collect any moneys due hereunder, or to collect money damages for breach hereof, each party shall bear its own costs and expenses incurred in connection therewith regardless of who prevails in such proceeding.

        (c) Counterparts. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.

        (d) Waiver. No action or failure to act by either party shall constitute a waiver of any right or duty accorded to any of them under this Agreement, nor shall any such action or failure to act constitute an approval of, or acquiescence in, any breach hereunder, whether a subsequent breach of the same kind, or a different breach, or the continuance of any existing breach, unless the parties specifically agree to the contrary.

        (e) Integration and Amendment. The terms and conditions contained herein constitute the full understanding of the parties, a complete allocation of the risks between them, and a complete and exclusive statement of the terms and conditions of their agreement, and all agreements entered into prior hereto with respect to the subject matter hereof are revoked and superseded by this Agreement, and no representations, warranties, inducements or oral agreements have been made or relied on by any of the parties except as expressly set forth herein or in other contemporaneous written agreements. No conditions, representations or understandings not contained herein, and purporting to modify, waive, vary, explain or supplement the terms or conditions of this contract shall be binding unless hereafter made in writing and signed by a duly authorized representative of the party to be bound.

        (f) Captions. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be deemed to limit or alter any provisions hereof and shall not be deemed relevant in construing this Agreement.

        (g) Arbitration. In the event any dispute or controversy arising out of or related to this Agreement cannot be settled by the parties, such controversy or dispute shall be submitted to common law arbitration in Columbus, Ohio, (or in such other location as is expressly agreed in this Agreement) pursuant to the then existing rules and regulations of the American Arbitration Association governing commercial transactions (the "AAA Rules") and for this purpose each party hereby expressly consents to such arbitration in such place. In the event the parties cannot mutually agree upon an arbitrator to settle their dispute or controversy, each party shall then select one arbitrator and the two so selected shall select a third arbitrator. If either party fails to select an arbitrator within fifteen (15) days after written demand from the other party to do so, then the arbitrator selected by the demanding party shall be the sole arbitrator whose decision shall be binding and enforceable as set forth below. If the two arbitrators selected fail to select a third arbitrator within fifteen (15) days after the last of such selected arbitrators is appointed, then at the election of either party hereto, such other arbitrator shall be selected pursuant to the AAA Rules. The decision of the majority of said arbitrators, or of a sole arbitrator if a single arbitrator is hearing the dispute as provided herein, shall be binding upon the parties hereto for all purposes, and judgment to enforce any such binding decision may be entered in the courts of general jurisdiction in Maricopa County, Arizona or Allegheny County, Pennsylvania (and for this purpose each party hereby expressly and irrevocably consents to the jurisdiction of said courts). At the request of either party, arbitration proceedings shall be conducted in the utmost secrecy upon good cause shown. In such case, all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy, available for inspection only by either party and by their respective attorneys and experts who shall agree, in advance and in writing, to receive all such information in secrecy. Notwithstanding the foregoing, any party shall have the right to seek injunctive relief (whether temporary, preliminary or permanent) for a threatened breach of this Agreement without regard to this Section. This Agreement shall not be construed as a consent to arbitrate any dispute with any person who is not a party to this Agreement. Except for proceedings brought under Section 21
            (b) or 21 (c), each party shall bear the cost of its own arbitrator, shall bear one-half of the costs of the third arbitrator, and shall bear all of its own witnesses and travel. An expedited arbitration schedule shall be utilized upon good cause shown. The costs of the AAA shall be paid by the nonprevailing party.

        (h) Limitation on Assignments. This Agreement is personal to each of the parties hereto, and therefore the parties desire to provide for certain rights and restrictions with respect to assignability of this Agreement. Accordingly, the parties agree that during the Exclusivity Period, neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other, which will not be unreasonably withheld or delayed. At any other time during the term of the Agreement, either party shall be free to assign or delegate its rights or obligations hereunder; provided, the party desiring to make such assignment or delegation shall first provide written notice to the other party in reasonable detail of such desire and the potential assignee/delegatee and its business and provided further that such other party shall have the right, in its sole discretion, to terminate this Agreement upon twenty (20) days written notice from the date it receives the above-described written notice from the party desiring to enter the assignment/delegation transaction. Nothing in this Section 20(h) shall preclude a party from delegating any of its obligations under this Agreement so long as such party remains primarily liable to the other party for performance of such obligations. This Section 20(h) does not apply to an assignment in connection with a Change in Control of a party, which assignment may be made without the consent of the other party.

21.     Remedies.

        (a) Nonexclusive Remedies. The remedies set forth in this Agreement shall not be deemed to be mutually exclusive, and a party may, from time to time, and at any time, utilize any remedies available hereunder in accordance with the terms of this Agreement, individually, or cumulatively, at its discretion, together with any other remedies available at law or equity, to the extent not specifically limited by the terms of this Agreement; provided, however, in no event shall a party be entitled to collect a double recovery.

        (b) Liabilities. Each party shall be entitled to recover, without limitation, (i) all statutory damages, costs, fees and expenses to which it may be entitled, and (ii) all statutory and common law damages, costs, fees and expenses to which it may be entitled for infringement of copyright or trademark interests, and (iii) all recoveries allowed under, or for breach of, Sections 10(f), 14(f), 14(h), 14(i) or 15 of this Agreement, relating to indemnities.

        (c) Unpaid Royalties. In any proceeding brought to recover unpaid royalties, the prevailing party shall be entitled to recover the royalties to which it is found to be entitled, interest thereon as specified in this Agreement, and reasonable litigation costs, expenses and fees, including without limiting the generality of the foregoing, reasonable attorneys' fees.

        (d) Limitation of Liability. Neither party shall be liable for any consequential, incidental, indirect or special damages, excepting the liabilities described in Section 21 (b) above, provided that recovery by VIASOFT for breach of Sections 5(a), 5(c), 5(e) (ii), 5(f) (ii), or 11(a) shall be so limited unless VIASOFT demonstrates that such breach was in bad faith or without best efforts, and provided that recovery by SEEC for breach of Section 2 (c) shall be so limited unless SEEC demonstrates that such breach was in bad faith.

        (e) Injunctions. Nothing contained in this Agreement shall be deemed to deprive any party of the right to enforce an Arbitration Award, or obtain injunctive relief to which it would be entitled under any provision of law or equity.

        (f) SEEC's Liability on Product Warranties. SEEC's liability to VIASOFT, VIASOFT's Sub-distributors and end-users for breach of the warranty in Section 12 shall be limited to SEEC's obligations to repair or replace, as set forth in Section 12 and its subparts, of this Agreement.

        IN WITNESS whereof the parties hereto have caused two (2) original copies of this Agreement to be signed for the same effect and purpose.

VIASOFT, INC.                            SEEC, INC.

By: /s/ MICHAEL A. WOLF                  By: /s/ RAVI KOKA
    -------------------------                -------------------------
    Michael A. Wolf                           Ravi Koka
    Executive Vice President                  President and CEO


Date: 11/29/93                           Date: 11/29/93

                                    EXHIBITS

A.      Licensed Programs
B.      Maintenance and Support Services
C.      SEEC's Existing Sub-Distributors
D.      VIASOFT Customer List
E.      Shrink Wrap License
F.      Development Agreement
G.      Initial Marketing Plan
H.      ERA Certificate
I.      Section 17 Certificate of Principals

                                   EXHIBIT A
                                       TO
             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                  --------------------------------------------

                           LIST OF LICENSED PROGRAMS

The "Licensed Programs" shall include:

1. The COBOL Analyst product line, which includes all products that address the COBOL maintenance market. This will include code analysis, documentation, editing, impact analysis, code slicing, restructuring and testing. The rule of thumb to be applied in deciding whether a product or an add-on fits in this category will be the end use. The end use for this product line is defined as COBOL application maintenance and the end user is any COBOL programmer whose responsibility is to maintain COBOL programs. The list of products currently available (under their present names) and new products within this product line that will be developed in the next eighteen months is specified below:

        A. COBOL Analyst consists of configure, capture, Application Dictionary, and the Analyst tool:

                a. COBOL ANALYST/ALL (includes the COBOL ANALYST/VSAM, COBOL ANALYST/IMS, and COBOL ANALYST/CICS)

                b.       COBOL ANALYST/VSAM

                c.       COBOL ANALYST/IMS

                d.       COBOL ANALYST/CICS

                e. Any code and data re-engineering products that address the COBOL Maintenance Market that do not constitute Derivative Products, as defined in Section 1 of the Agreement.

        B.      Add-ons

                a.       CODE WALK THRU

                b.       SYNONYM PROCESSOR

                c.       DB2 ANALYSER

                d.       IDMS ANALYSER (proposed)

                e.       JCL support

                f.       All local area network versions of any Licensed
                         Program

                g.       Windows NT (or any other platform migration)

                h.       Any other Add-ons to any Licensed Programs

                i.       ADW Export

        C.      COBOL dialog options:

                a.       COBOL II and COBOL II Releases

                b.       OS/VS COBOL

                c.       DOS/VSE COBOL

                d.       MICROFOCUS COBOL

                e.       REALIA COBOL

        D.      Bundled COBOL Analyst:

                         Items A(a, b, c or d) sold along with existing Item B Add-ons

                                   EXHIBIT B
                                       TO
             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                  --------------------------------------------

                        MAINTENANCE AND SUPPORT SERVICES

The following outlines the end-user maintenance and support objectives and agreements of the parties. The time limits, responses, and other obligations are estimates based on information available to date and will be reviewed annually by the parties. Except with respect to "Material Defaults" as defined below, SEEC will not be deemed in breach of any obligation described herein, regardless of whether the obligation is fulfilled or unfulfilled, so long as SEEC acts in good faith and in a commercially reasonable manner to meet the maintenance and support objectives of the parties. Capitalized terms used herein shall have the meanings expressly assigned thereto, if any, in the Agreement, unless the context requires otherwise.

Both SEEC and VIASOFT will provide ongoing customer support of all releases of the private-labelled products. VIASOFT will provide all Level 1 support; SEEC will resolve any problems which reach Level 2, and beyond, with response levels as defined below. Notwithstanding any other provision of this Exhibit, ADW Export will be supported by SEEC to the extent it deems appropriate, in its discretion, and by VIASOFT to the extent it deems appropriate, in its discretion.

During the term of the Agreement, by written notice to the other party, either party may initiate a joint review by the parties of Exhibit B support requirements (Sections 10 and 12), and the same will be revised, if at all, as is mutually agreeable. In the event the parties cannot reach mutual agreement, the negotiations shall be submitted to binding arbitration pursuant to Section 20 (g) of the Agreement for a reasonable resolution by the arbitrators. SEEC's obligations pursuant to this Exhibit are subject to Section 16(f).

1       VIASOFT LEVEL 1 CUSTOMER SUPPORT
        VIASOFT, as Level 1 support, will receive all initial questions and problem reports from its customers and distributors. Where possible, VIASOFT will respond with answers and/or resolutions to problems. If VIASOFT is unable to resolve the question or problem, VIASOFT Customer Support will use its best efforts to define the problem in sufficient detail for SEEC to identify and correct the source of the problem. Assistance from SEEC may be needed in the course of this detailed definition process. VIASOFT will communicate problem resolution to the customer or distributor. By mutual agreement of VIASOFT any SEEC for specific problems, SEEC may participate in three-way conferences among VIASOFT, SEEC, and the customer or distributor. Also, by mutual agreement of VIASOFT and SEEC for specific problems, SEEC may assume the role of primary communications with the customer or distributor.

2       SEEC LEVEL 2 CUSTOMER SUPPORT
        SEEC, as Level 2 support, will receive questions and problem reports from VIASOFT, and will respond with resolutions to problems within the expected problem resolution times for the severity of the problem being reported. The problem severity definitions, and the problem resolution time commitments are listed below. The resolution time commitments from SEEC are measured from the time a problem is first reported to SEEC by VIASOFT. If SEEC is unable to reproduce the problem with the information provided by VIASOFT, then the time commitments will be measured from the time the problem becomes reproducible, as long as SEEC informs VIASOFT within the response time commitments that the problem is not reproducible.

3       RESPONSE TO SUPPORT CALLS
        SEEC will respond to calls for assistance from VIASOFT Level 1 support within three (3) regular business hours.

4       ON-SITE SUPPORT
        In the event that a problem cannot be resolved within committed resolution time goals, and the viability of the account, as a user or as a satisfied customer, is seriously at jeopardy, and the VIASOFT Development Manager for the product feels that an on-site technical visit will expedite the resolution of the problem(s), SEEC agrees to send a technician to the customer site to correct the problem(s) at SEEC's expense, provided that if SEEC reasonably objects to the need for such site visit, VIASOFT will bear the travel, meals, and lodging expense. The on-site visits will be limited to North America (U.S. and Canada). These visits will be limited to three (3) days or less, unless mutually agreed by SEEC and VIASOFT.

5       SUPPORT HOURS

        5.1 Regular business hours for SEEC are 8:30 am until 6:00 pm (both Eastern Time), Monday through Friday. SEEC will provide the name and phone number of a SEEC person to be contacted in case of an emergency, whether inside or outside of regular business hours.

        5.2 Critical customer situations periodically arise which require support beyond regular business hours. VIASOFT works to accommodate its customers by arranging to have people on call during off-hours in such critical situations. VIASOFT asks the customer to request and justify the request in advance, and makes arrangements on a one-time-only basis for that particular situation. SEEC agrees to use its commercially reasonable efforts to accommodate VIASOFT and its customers or distributors in the same manner.

6       SUPPORT EXTENTS

        6.1 SEEC will provide full support for the current major release and previous major release as upgraded by minor releases for each software product.

        6.2 SEEC will not remove product functionality from one product release to another without prior review and agreement by VIASOFT.

        6.3 In the event a Severity 1 or 2 problem is reported in a release and is fixed in a current release, VIASOFT Customer Support will make reasonable efforts to convince the customer to upgrade to the current release. In situations where the customer still refuses to upgrade to the current release, SEEC Customer Support will treat that as a Severity 1 or 2 problem. In this case, the time when VIASOFT informs SEEC that such customer is unwilling to upgrade, will be considered to be the start time for SEEC to meet its response and resolution objectives.

7       PROCEDURES
        To enable a smooth operation of support to the customer, SEEC agrees it will:

        7.1 Designate an individual as Customer Support Interface for support coordination, problem escalation, and status reporting. VIASOFT will designate a like individual from its staff.

        7.2 Staff the Customer Support function adequately enough to meet response and resolution goals as the number of customers increases over time.

        7.3 Provide VIASOFT Customer Support with a machine-readable, machine-searchable list of commonly asked questions and their responses, and a list of known problems and their resolutions. These lists will be updated on a monthly basis by SEEC and provided to VIASOFT. The lists will be provided through electronic file transfer or via diskette, and will be compatible with WordPerfect R5.x or with the OS/2 Enhanced Editor.

        7.4 SEEC and VIASOFT will use the remote feature of the "cc:Mail" software package as a means of quickly and electronically transferring programs, files, and other information back and forth between the companies, especially as related to the timely resolution of problems. Other electronic communication vehicles may be pursued as mutually agreed by both SEEC and VIASOFT.

        7.5 When VIASOFT reports a problem to SEEC, the problem report will include a VIASOFT problem number (STAR number) which has been assigned at VIASOFT for tracking and resolution purposes. SEEC will refer to this VIASOFT STAR number in all correspondences relating to the problem.

        7.6 In order to maintain the confidentiality of SEEC product code, VIASOFT does not require a copy of the source code for SEEC products. SEEC will provide all necessary information to VIASOFT to enable VIASOFT to provide Level 1 support for the SEEC products. This information will include debug documentation, test scripts and test cases to help expedite the problem identification and reproduction process at VIASOFT. SEEC will provide VIASOFT with updated versions of these items as upgrades to the SEEC products are made available.

8       INTENTIONALLY DELETED.

9       PROBLEM SEVERITY CODES
        The table below defines the different problem severity codes used by VIASOFT in communicating problems to SEEC. Different response and resolution goals are tied to these severity assignments. SEEC recognizes that circumstances may arise where VIASOFT may request a more expedited resolution time than what is indicated by the description below for the severity of the problem reported. This is most likely to happen when the problem occurs in a TRIAL situation, or in a key account where delayed resolution of the problem might be a serious impediment to customer satisfaction and future customer business. In those cases, SEEC agrees to use commercially reasonable efforts to accommodate the VIASOFT business requests.

        SEEC and VIASOFT will jointly keep a list of sample problems categorized under the different seventies to be used as a model by the Support personnel of both companies.

     Severity        Description

        1 Critical product problem - A problem will be considered to be severity 1 under the following situations:

                (a) Use of the product causes unacceptable side effects on the customer's environment (for supported environments per product specification) such as:
                         o       Crashes customer's LAN
                         o       Crashes operating system
                         o       Crashes non SEEC application
                         o       Corrupts disk
                         o       Corrupts non-product files

                (b)      Product will not run in customer environment

                (c) Use of the product repeatedly, i.e. sporadically or consistently, corrupts the Application Dictionary at one site, or at multiple sites in aggregate

        2 High impact product problem - Use of the product results in erroneous product behavior and is currently being experienced by more than one site or more than one user; or the customer indicates that the problem is currently causing a day-to-day slip in a project. Excluded from this severity are product design limitations known to VIASOFT prior to the customer experiencing the problem.

        3 Product error - The customer is able to use the software product, but with restrictions on limited functions which are not critical to overall operation.

        4 Low priority product problem - The customer is able to use the product subject only to minor inconveniences which are not critical to the customer's operation and for which simple circumventions are available. Usage deficiencies which are nuisances in product operation or documentation. Also classified at this level are documentation errors and training class/material errors.

        5 Enhancement request - The item reported by the customer is a request for product functionality which is outside the design intent or current capabilities of the software product.

10      PROBLEM RESOLUTION COMMITMENTS
        The commitment of effort and problem resolution goals are described below by problem severity and relate only to customer-level problems. The resolution time goals are measured from the time that the problem is first reported to SEEC by VIASOFT. These resolution commitments are consistent with commitments currently made by VIASOFT to its customers.

        "Emergency Release" is a new version of the product that has limited fixes on it and that has not gone through a thorough QA process.

        "Maintenance Release" is a new version of the product that has all the fixes since the most recent major release, minor release, or a maintenance release and that has gone through a thorough QA process.

     Severity        Resolution  Commitment

        1 All required resources are applied to the problem for diagnosis and resolution ASAP.

                Commitments:
                Circumvention/work-around that is acceptable to the customer within 1 working day or an Emergency Release within 5 working days.

                Maintenance Release within 30 days

        2 Addressed as high priority by Customer Support. Development staff need to be involved as required for consultation or to escalate in case of slower progress than goal.

                Commitments:
                Circumvention/work-around that is acceptable to the customer within 5 working days or an Emergency Release within 10 working days.

                Maintenance Release within 30 days.

        3 Circumvention, work-around or correction on a discretionary basis, as time permits. No commitment for a short term solution to the problem is made.

                Commitments:
                Resolved via circumvention/work-around on a time-available basis.

                A resolution is provided within 30 working days that indicates the current or future planned action to remedy the situation.

                Source-fixed in the next major or minor release of the product.

        4 Circumvention, work-around or correction on a discretionary basis, as time permits. No commitment for a short term solution to the problem is made.

                Commitments:
                A resolution within 60 working days that provides a solution or indicates the current or future planned activity to remedy the situation.

        5 The item will be considered for implementation in a future general product release. Any action is discretionary. No commitment is made.

                Commitments:
                The problem is maintained in the queue for future enhancement.

        A severity 1 or 2 problem is deemed to be resolved when the problem no longer exists or its severity level is reclassified to 3, 4, or 5 by mutual agreement of SEEC and VIASOFT.

11      PRODUCT PLANS AND COMMITMENTS FOR NEW RELEASES

        Except as expressly set forth in the Agreement, all software production shall be the sole responsibility of SEEC, and SEEC shall manage all aspects of acquiring and directing technical resources necessary to sustain software production.

        SEEC agrees to make commercially reasonable efforts to release at least two new releases (major or minor release) of each Licensed Program each calendar year.

        11.1    Delivery of Product Diskettes

                VIASOFT is interested in conducting its own QA Testing for the minor and major releases as per this exhibit and SEEC agrees to provide VIASOFT with the QA Version or the early Beta version of the private labelled product or any upgrades to allow VIASOFT to do so. VIASOFT will provide SEEC with a list of product problems that are discovered during this testing, categorized as follows:

                (a) product regression (problems that did not exist in the previous release).

                (b) problems that are not fixed correctly in situations where a previously reported problem was fixed in that release.

                (c) problems with any new features that were implemented in this release.

                SEEC agrees to fix all category (a) and (b) problems before the end of the Final Beta Testing Period. SEEC will use its discretion to fix the problems in category (c).

                VIASOFT intends to conduct its own Final Beta Testing program with the Final Beta Testing limited to a maximum of six active VIASOFT Beta Test Sites for each new release of a product; SEEC agrees to provide VIASOFT with the Final Beta versions of the Private Labelled Products for each new release of a product to allow VIASOFT to do so. SEEC will make reasonable efforts to resolve all Severity 1 and 2 problems and category (a) and (b) problems discovered by the VIASOFT and SEEC Beta Sites, before the end of the Final Beta Testing period.

                SEEC agrees to provide the Final Beta version of the private labelled product at the same time as the Final Beta version of the non-private labelled product is made available by SEEC to its customers for QA, Final Beta, or General Availability unless VIASOFT requests otherwise.

        11.2    Coordination Process

                SEEC will keep VIASOFT apprised of any changes to the release content or the delivery dates of the product upgrades on a frequent basis (not less than once a month).

        11.3    Site Visits

                With SEEC's prior knowledge and at mutually agreeable time frames, VIASOFT representatives will visit SEEC With SEEC's prior knowledge and at a mutually agreeable time and in the presence of Ravi Koka or another designated SEEC representative, VIASOFT will have the right to visit ERA once within 12 months of the signing of the agreement. With SEEC's approval, VIASOFT may visit SEEC and SEEC's other development sites at a mutually agreeable time.

        11.4    Product Enhancement Plan and Release Projections

                VIASOFT wishes to assist SEEC in determining and solidifying product development plans. An agreed upon product enhancement plan with commencement and delivery dates is shown below. Such plan and dates are subject to periodic amendment, by

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                mutual agreement of the parties, as market conditions and
                requirements evolve. Periodically, VIASOFT will provide SEEC with enhancement suggestions and a list of high priority problems that need to be included in the upcoming releases of the product. SEEC agrees to consider such suggestions and requests in good faith and to make such product changes as are required by this Agreement or as are otherwise mutually agreeable.

                For each release of each Licensed Program, SEEC will provide to VIASOFT non-private labelled versions of the product documentation (and versions showing all changes, i.e., "black-lined", where applicable) at the start of QA phase, Beta Phase, and at General Availability. If the product documentation is not ready at these phases, then it will be delivered as soon as it is available, but no later than the time it is shipped to any SEEC customer.

        11.5    Development Plans and Delivery Dates

                VIASOFT has reviewed the SEEC 2.0 beta release and identified several enhancement options. In general, these enhancements fall into three categories:

                o        Conformance to ESW conventions (as negotiated),
                o        Functionality, and
                o        Usability.

                The Development Plan and Schedule set forth below addresses the three categories.

        11.6    PHASE I ENHANCEMENTS          QA RELEASE DATE: 15 DAYS FROM THE
                                                              COMMENCEMENT DATE

                Phase I involves modifying the cosmetics and conventions of SEEC products to match those of VIASOFT's Existing Systems Workbench (ESW). SEEC agrees to make and release the following enhancements (and those additional enhancements the parties agree upon) :

                o        Modify all pertinent components to reflect VIASOFT
                         <product_name> rather than SEEC or COBOL Analyst, or
                         ADW Export. These include, but are not limited to:

                         a) Installation text used in SETUP.EXE (including SETUP.LST) and suggested values for installation directories
                         b)   Online Help
                         c)   README file text, if any
                         d)   Invoke the new VIASOFT provided "About" dialog

                o Invoke the new "Loading" VIASOFT dialog while a primary product component (Configure, Capture, Analyst, Export) is loading. This screen will include VIASOFT Logo, Product Logo, loading information, VIASOFT Trademarks, and SEEC Copyright.

                o        Remove copyright information from the logon screen.

                o        Modify the  following terms  to reflect VIASOFT terms:

                         "Structure Chart"        -       Change to "Structure View"
                         "Logic Display"          -       Change to "Tree View"
                         "Variables"              -       Change to "Data Items"
                         "Indirect"               -       Change to "Alias"
                         "Data Dictionary"        -       Change to "Repository" when
                                                          the abbreviation is used.
                                                          Change corresponding directory
                                                          names also.
                         "Halstead"               -       Length
                         "McCabe"                 -       Cyclomatic
                         "McClure"                -       Control Variable
                         "Add Item"               -       "Add Impact Item" or "Add
                                                          Impact"

                o Make minor changes to the terminology in COBOL Subsets to map to VIASOFT's naming convention.

                o Review and ensure that the product is packaged as one product without options if VIASOFT decides to always sell it as a bundled product, otherwise the product should be packaged as one product with options rather than as separate products.

        11.7    PHASE II A                          QA START DATE: APR. 1, 1994
                                                   BETA START DATE: MAY 1, 1994

                COMMITMENTS:
                         SEEC commits to make and release the following enhancements, subject to mutually agreeable changes:

                         VERSION 2.1
                         o Fix category 1 bugs as reported by VIASOFT as a result of running the VIASOFT COBOL parser validation test suite

                         o Review and respond to usability issues (report forthcoming).

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



                         o Review dialogs for consistency in using the "Ok" versus "Close" pushbuttons as the action to exit the dialog.

        11.8    PHASE II B                         QA START DATE: JUNE 30, 1994
                                                 BETA START DATE: JULY 31, 1994

                OTHER FEATURES:
                         Although, SEEC does not commit to the implementation of the following features, SEEC will make reasonable efforts to incorporate as many of these features or mutually agreeable alternate features as possible limited to a maximum of 4 man-months of product development effort.

                         o Develop interface with VIASOFT's product that downloads all components necessary for the COBOL Analyst Capture facility.

                         o Synergy items to enable COBOL Analyst to integrate better with VIASOFT's ESW/2 (Cooperative Existing Systems Workbench for OS/2). Details to be mutually agreed upon.

12      DEFINITION OF "MATERIAL DEFAULT" FOR SUPPORT SERVICES
        Each of the following shall constitute the basis for a "Material Default" for purposes of Section 16(c) of the Agreement, subject to
        Section 13 below:

        The problems described below will not include any problems internally discovered by VIASOFT only.

        1 When the total of technically unique Severity 1 and Severity 2 problems reported by VIASOFT (other than problems discovered by VIASOFT only) in the most recent 120 calendar days is less than or equal to 60:

                o More than 15 have exceeded their goal by 10 working days.

        2 When the total of technically unique Severity 1 and Severity 2 problems reported by VIASOFT (other than problems discovered by VIASOFT only) in the most recent 120 calendar days is greater than 60 occurrences of any one of the following situations:

                o Less than 80% of the Severity 1 problems are resolved in 5 working days, however, if the number of Severity 1 problems is less than 20, then more than 4 have not been resolved in 5 working days.

                o Less than 90% of the Severity 1 problems are resolved in 10 working days, however, if the number of Severity 1 problems is less than 20, then more than 2 have not been resolved in 10 working days.

                o Less than 70% of the Severity 2 problems are resolved in 10 working days.

                o Less than 80% of the Severity 2 problems are resolved in 15 working days.

                o Less than 90% of the Severity 2 problems are resolved in 20 working days.

        3 When the total of technically unique Severity 3 problems reported by VIASOFT (other than problems discovered by VIASOFT only) in the most recent 120 calendar days is greater than 60:

                o Less than 80% of the Severity 3 problems are resolved in 30 working days.

        4       *** INTENTIONALLY DELETED ***

        5 For any week when the total number of calls from VIASOFT Level 1 support to SEEC is less than 10:
                o if more than 5 calls have not been responded to within 3 business hours.

        6 For any week when the total number of calls from VIASOFT Level 1 support to SEEC exceeds 10:
                o if less than 80% of the calls have been responded to within 3 business hours.

        7 If SEEC fails to perform as required under sections 6.1, 6.2, 7.2, 7.6, 11.1 or 11.4 (second paragraph), of this Exhibit.

        8 If SEEC fails to make at least one major release and one minor release of each License Program each VIASOFT fiscal year during the term of this Agreement. A "major" release is at least 40 man-months of effort, and a "minor" release is at least 15 man-months of effort.

        9 If Phase I is delayed by more than 15 days, or Phase II A is delayed by more than 60 days, unless otherwise mutually agreed.

13      DECLARATION OF MATERIAL DEFAULT
        Whenever a situation has arisen as described in Section 12, subsections 1 through 8, VIASOFT management will notify SEEC Senior Management of the situation and arrange a meeting (by tele-conference or in person) between VIASOFT management and

        SEEC Senior Management to review the situation. This meeting must be held within 2 business days of the original notification, unless VIASOFT agrees to a later time. The management teams will review the situation and SEEC will have an opportunity to propose a workable plan of action to remedy it within 30 days. It the plan is not agreeable to VIASOFT, or if during the 30 day plan implementation period VIASOFT has reason to believe that the plan is not being fully implemented, or if the problem is not resolved in 30 days, then VIASOFT will so notify SEEC in writing, and, if the conditions in Section 14 apply, SEEC will have a final cure period as set forth in Section 14. Otherwise, VIASOFT shall have the right to immediately declare a "Material Default."

14      FINAL CURE PERIOD
        If a Change in Control of SEEC has not occurred, SEEC Bankruptcy has not occurred, and the "50% Support Level" (defined below) is being met, then instead of declaring "Material Default", the following will apply:

        For the six months following the event described in 13 above, for each month that the default has not been cured, the VIASOFT Maintenance Royalties will be reduced by an amount equal to one-sixth of the "Average Monthly Maintenance Royalty".

        From the seventh month following the event described in 13 above, for a period of six months thereafter, for each month that the default has not been cured, the VIASOFT Maintenance Royalties will be reduced by an amount equal to one-third of the "Average Monthly Maintenance Royalty".

        If at any time during the 12 months described above, SEEC's support does not satisfy the "50% Support Level", or if at the end of the 12 months the default remains uncured, then VIASOFT will have the right to immediately declare a "Material Default".

        "50% Support Level" is defined as the criteria set forth in Section 12 above but using the time period for each criteria that is twice the amount of time specified in that subsection.

        "Average Monthly Maintenance Royalty" will be the average monthly Maintenance Royalty for the 12 months preceding the month in which the computation is being made. If this Agreement has been in existence for less than 12 months, then the average will be computed for the entire duration this Agreement has been in effect.

        The provisions of this Section 14 are not intended to constitute penalties. Rather, they provide a reasonable basis for an extended cure period for SEEC with reasonable estimates of damages to VIASOFT during such period.

        If during the final cure period described in this Section 15 (the "Final Cure Period") the level of support provided by SEEC drops below the "50% support level" or after the Final Cure Period the support default constituting the "Material Default" has not been cured, VIASOFT, will have the right, at its option, to bring VIASOFT management and VIASOFT technical personnel to SEEC's facilities to manage the level 2 support with the assistance of SEEC support personnel, or to take the SEEC support personnel and all required source code (and related tools, documentation and other required materials) for Licensed Programs to VIASOFT's facilities and manage the level 2 support from there. In either case, VIASOFT will pay all the reasonably incurred travel, meals and lodging costs of the SEEC personnel and will pay SEEC reduced Maintenance Royalties of ten percent (10%) rather than thirty percent (30%). The SEEC personnel working at VIASOFT's facilities pursuant to this Section will remain SEEC employees for all purposes (including without limitation salary, payroll taxes, benefits, etc.) and will be responsible for all product manufacturing. VIASOFT will reimburse SEEC for its actual and reasonable direct costs incurred with respect to such employees (salary, payroll taxes, benefits, etc.) for such period of time as VIASOFT is managing support hereunder. All Licensed Programs so manufactured shall remain SEEC's responsibility and will be delivered to VIASOFT as if this Section 15 had not been invoked (including without limitation for purposes of Sections 5 (g), 12 and 14 (h)), and the SEEC personnel will also make product modifications available to SEEC to allow SEEC to provide support to SEEC customers. The parties, by mutual agreement, will determine the number of SEEC support personnel to be used by VIASOFT, the duration of such use, and what procedures will be maintained with respect to the source code to ensure the protection of SEEC's interests therein, and failing mutual agreement, either party may submit the dispute to binding arbitration under Section 20(g) for a reasonable resolution by the arbitrator.

                                   EXHIBIT C
                                       TO
             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                  --------------------------------------------

                        SEEC'S EXISTING SUB-DISTRIBUTORS

        Sub-Distributor          Product                  Territory
        ---------------          -------                  ---------
1.      Case Consult Gmbh        COBOL Analyst and        Germany, Austria,
                                 Add-ons                  Switzerland, Benelux

2.      Case Consult, Belgium    COBOL Analyst and        Benelux
                                 Add-ons

3.      SIC Emertech             COBOL Analyst and  Spain
                                 Add-ons

                                   EXHIBIT D
                                       TO
             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                  --------------------------------------------

                         VIASOFT & SEEC CUSTOMER LISTS

This exhibit will contain the list of "VIASOFT CUSTOMERS" and "SEEC CUSTOMERS". The "VIASOFT CUSTOMERS" list will contain all current VIASOFT customers (Customer name and Sites) who are currently on maintenance and who are not in the list of "SEEC CUSTOMERS". The list of "SEEC CUSTOMERS" will contain the list of all current SEEC customers (Customer name and Sites) who are currently on maintenance that are also VIASOFT customers. These lists will only contain customers that are in U.S. or Canada.

Once the agreement is signed, the lists of "VIASOFT CUSTOMERS" and "SEEC CUSTOMERS" can not be amended to add new customers unless mutually agreed upon by the two parties.

                        VIASOFT CUSTOMERS: See Attached.

                          SEEC CUSTOMERS See Attached.

Approved:

VIASOFT, INC.                            SEEC, INC.


By /s/ MICHAEL A. WOLF                   By /s/ RAVI KOKA
   -----------------------------            -----------------------------

Its  Executive Vice President            Its  President & CEO
    ----------------------------             ----------------------------

Date: 11/29/93                           Date: 11/29/93

================================================================================
                                                                     Exhibit D-2


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
ADC-Minnesota Mining & Manufact            St. Paul             MN
ADC Telecommunications                     Bloomington          MN
ADC Telecommunications                     Minneapolis          MN
ADC Telecommunications                     Minnetonka           MN
AdminaStar, Inc                            Indianapolis         IN
Advantis                                   Chicago              IL
Advantis                                   Hoffman Estates      IL
Advantis                                   Itasca               IL
Advantis                                   Riverwood            IL
Advantis                                   Schaumburg           IL
Aetna Life Insurance Co.                   Hartford             CT
Aetna Life Insurance Co.                   Middletown           CT
Agway, Inc.                                Dewitt               NY
Aid Association for Lutherans              Appleton             WI
Airborne Express                           Seattle              WA
Alamo Rent A Car, Inc.                     Ft. Lauderdale       FL
Alberta Gov't Dept of Public Works         Edmonton             AB       CANADA
Albertsons, Inc.                           Boise                ID
Alcatel Network Systems                    Raleigh              NC
Allied Signal - Corporate Data Ctr.        Phoenix              AZ
Allied Signal - Corporate Data Ctr.        Tempe                AZ
Allnet Communication Services              Bingham Farms        MI
Allstate - Northbrook                      Mundelion            IL
Allstate - Northbrook                      Northbrook           IL
Allstate - Northbrook                      S. Barrington        IL
American Airlines                          DFW Airport          TX
American Airlines                          Tulsa                OK
American Assoc. of Retired Persons         Lakewood             CA
American Cyanamid Company                  Wayne                NJ
American Express                           Phoenix              AZ
American General                           Houston              TX
American International Group               East Orange          NJ
American International Group               Livingston           NJ
American National Can Company              Chicago              IL
American National Property Casualty        Springfield          MO
American President Lines                   Alameda              CA
American President Lines                   Oakland              CA
American President Lines                   Rancho Cordova       CA
Ameritech Services Inc. - Chicago          Chicago              IL
Ameritech Services Inc. - Chicago          Hoffman Estates      IL
Ameritech Services Inc. - Michigan         Southfield           MI
Ameritech Services Inc. - WI               Waukesha             WI
Amsouth Bank N.A.                          Birmingham           AL
Andersen Consulting                        Dallas               TX
Andersen Consulting                        Houston              TX
Andersen Consulting                        Irving               TX
Andersen Consulting                        Ottawa               ON     CANADA
Angelica Corporation                       St. Louis            MO
??????, Inc.                               Houston              TX
Arizona Dept Of Economic Security          Phoenix              AZ
Arizona State University                   Tempe                AZ
Army Air Force Exchange Service            Dallas               TX
AT&T - Colorado                            Aurora               CO
AT&T - Colorado                            Newark               NJ

================================================================================
                                                                     Exhibit D-3


Company Name                               City                State    Country
--------------------------------------------------------------------------------
AT&T - IMS                                 Dallas              TX
AT&T - IMS                                 Greensboro          NC
AT&T - IMS                                 Orlando             FL
AT&T - Kansas City                         Kansan City         MO
AT&T - Merrimack Valley Works              North Andover       MA
AT&T Easy Link Services                    Parsippany          NJ
AT&T Easy Link Services                    Piscataway          NJ
AT&T Paradyne                              Largo               FL
Atlas Van Lines                            Evansville          IN
Avery Dennison Company                     Framingham          MA
Bank of New York                           New York            NY
Bank of New York - NJ                      Teaneck             NJ
Bank of Nova Scotia                        Scarborough         ON       CANADA
Bankers Trust Services                     Jersey City         NJ
Bankers Trust Services                     New York            NY
Barnett Technologies                       Jacksonville        FL
Bell Atlantic                              Beltsville          MD
Bell Atlantic                              Silver Spring       MD
Bell Helicopter Textron, Inc.              Fort Worth          TX
Bell of Pennsylvania                       Philadelphia        PA
Beneficial Data Processing                 Peapack             NJ
Blue Cross Blue Shield Of CT               North Haven         CT
Blue Cross Blue Shield Of KS City          Kansas City         MO
Blue Cross Blue Shield Of MO               St. Louis           MO
Blue Cross Blue Shield Of NC               Durham              NC
Blue Cross Blue Shield Of NE               Omaha               NE
Blue Cross Blue Shield Of OR               Portland            OR
Blue Cross Blue Shield Of TX               Richardson          TX
Blue Cross Blue Shield Of UT               Salt Lake City      UT
Boatmen's Bancshares, Inc.                 Albuquerque         NM
Boatmen's Bancshares, Inc.                 St. Louis           MO
Boeing Computer Services - KS              Wichita             KS
Boeing Computer Services - PA              Eddystone           PA
Boeing Computer Services - PA              Seattle             WA
Boeing Computer Services - WA              Renton              WA
Boeing Computer Services - WA              Seattle             WA
Boeing Computer Services - WA              Tukwila             WA
Boise Cascade Office Products              Itasca              IL
Boston Edison Company                      Boston              MA
Briston Myers - Squibb                     Plainsboro          NJ
British Columbia Telephone                 Burnaby             BC       CANADA
Burlington Industries                      Burlington          NC
Burlington Industries                      Greensboro          NC
Burlington Northern Railroad               Ft. Worth           TX
Burlington Northern Railroad               St. Paul            MN
Cable & Wireless Communications            Vienna              VA
CAE Link Corporation                       Binghamton          NY
Cajun Electric Power Corporation           Baton Rouge         LA
California Franchise Tax Board             Sacramento          CA
Campbell Soup Company                      Camden              NJ
Canada Life Assurance Company              Toronto             ON       CANADA
Canada Post Corporation                    Ottawa              ON       CANADA
Canadian Imperial Bank of Commerce         Toronto             ON      CANADA
Canadian Pacific                           Toronto             ON      CANADA

================================================================================
                                                                     Exhibit D-4


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
Capital Group, Inc., The                   Brea                 CA
Capitol Holding Corporation                Louisville           KY
Caterpillar Inc.                           East Peoria          IL
Central Freight                            Waco                 TX
Central Illinois Public Service            Springfield          IL
Central Life Assurance Company             Des Moines           IA
Central Telephone Company                  Chicago              IL
Central Telephone Company                  Lincoln              NE
Central Trust Bank                         Jefferson City       MO
Cessna Aircraft Company                    Wichita              KS
Charter Medical                            Macon                GA
Chem-Network                               New York             NY
Chem-Network                               Somerset             NJ
Chemical Bank - New York                   New York             NY
Cincinnati Financial                       Fairfield            OH
Citibank                                   Long Island City     NY
Citibank                                   New York             NY
Citibank                                   Weehawkin            NJ
City of LA                                 Los Angeles          CA
CNA Insurance                              Chicago              IL
Coleman Company                            Wichita              KS
Colonial Life & Accident Insuranc          Columbia             SC
Columbia Healthcare Corp                   Louisville           KY
COM/Energy Service Company                 Cambridge            MA
COM/Energy Service Company                 Wareham              MA
Communications Data Services               Des Moines           IA
Community Mutual Insurance                 Cincinnati           OH
Community Mutual Insurance                 Worthington          OH
Computer Power Inc.                        Jacksonville         FL
Computrol                                  Chesterfield         MO
Conoco                                     Ponca City           OK
Consolidated Natural Gas                   Clarksburg           WV
Consolidated Natural Gas                   Independence         OH
Consolidated Natural Gas                   Pittsburgh           PA
Consumers Gas Company Ltd.                 Scarborough          ON       CANADA
Consumers Gas Company Ltd.                 Willowdale           ON       CANADA
Consumers Power Company                    Jackson              MI
Continuum Company, Inc., The               Austin               TX
Cotter & Company                           Chicago              IL
County of Fairfax                          Fairfax              VA
County of Riverside                        Riverside            CA
County of San Diego                        San Diego            CA
Crowley Maritime Corporation               Oakland              CA
Crowley Maritime Corporation               San Francisco        CA
Curtin Matheson Scientific                 Houston              TX
Dallas Morning News                        Dallas               TX
Dayton Light & Power Company               Dayton               OH
Defense Lodgistics Agency                  Alexandria           VA
Delta Airlines, Inc.                       Atlanta              GA
Depository Trust Company                   New York             NY
Detroit Edison                             Detroit              MI
Dial Corporation                           Irving               TX
Dial Corporation                           Phoenix              AZ
Dial Corporation                           Scottsdale           AZ

================================================================================
                                                                     Exhibit D-5


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
Dilliards Department Store                 Little Rock          AR
DITSO                                      Denver               CO
Defense Lodgistics Agency                  Mechanicsburg        PA
DST Systems Inc.                           Kansas City          MO
E-Systems Inc.                             Garland              TX
EG&G Mound Applied Technology              Miamisburg           OH
Electronic Data Systems Corporation        Hazelwood            MO
Electronic Data Systems Corporation        Maryland Heights     MO
Employers Insurance Of Texas               Dallas               TX
Esprit                                     San Francisco        CA
Estee Lauder, Inc.                         Melville             NY
Executive Life Insurance Company           Los Angeles          CA
Exxon Company USA                          Houston              TX
Fannie Mae                                 Washington           DC
Farm Bureau Insurance Company              West Des Moines      IA
Farm Credit Banks Of Spokane               Spokane              WA
Farmers Insurance Company                  Los Angeles          CA
Federal Data Corporation                   Mechanicsburg        PA
FHP                                        Costa Mesa           CA
Fidelity Investments-Dallas Devel.         Irving               TX
Fidelity Management & Research             Boston               MA
Fidelity Management & Research             Irving               TX
First American Data Services, Inc.         Reston               VA
First Data Corporation/TSSG                Boston               MA
First Health Services Corporation          Glen Allen           VA
First Interstate Bank Of Arizona           Los Angeles          CA
First Interstate Bank Of Arizona           Tempe                AZ
First Interstate Bank of Oregon            Portland             OR
First Nationwide Bank                      Daly City            CA
First Nationwide Bank                      Folsom               CA
First Nationwide Bank                      Sacramento           CA
First Nationwide Bank                      San Francisco        CA
Firstar Information Services Corp.         Milwaukee            WI
FISERV                                     Fresno               CA
FISERV                                     Philadelphia         PA
FISERV                                     Pittsburgh           PA
Florida Power Corporation                  St. Petersburg       FL
FMC Corp.                                  Dallas               TX
FoxMeyer Drug Company                      Carrollton           TX
FoxMeyer Drug Company                      Dallas               TX
Freedon Group - AGIS                       Des Moines           IA
Freedon Group - AGIS                       Urbandale            IA
GE Aerospace                               Cincinnati           OH
GE Aerospace                               King Of Prussia      PA
GE Aerospace                               Mason                OH
GE Aerospace                               Philadelphia         PA
GE Medical Systems Group                   Louisville           KY
GE Medical Systems Group                   Milwaukee            WI
GE Medical Systems Group                   New Berlin           WI
General American Life Insurance Co.        St. Louis            MO
General Casualty Companies                 Sun Prairie          WI
General Dynamics                           Ft. Worth            TX
General Mills, Inc.                        Minneapolis          MN
Geneva Steel                               Orem                 UT

================================================================================
                                                                     Exhibit D-6


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
Geneva Steel                               Provo                UT
Georgia Pacific                            Brunswick            GA
Georgia-Pacific Corp. - Wisconsin          Port Edwards         WI
Gov't du Quebec/Ministere du Rev.          Quebec                        CANADA
Gov't du Quebec/Ministere du Rev.          Sainte-Foy           PQ       CANADA
Grand Metropolitan Food Sector             Minneapolis          MN
Great Atlantic & Pacific Tea Co.           Montvale             NJ
Great Lakes Higher Education Corp.         Madison              WI
Great West Life Assurance Company          Winnepeg             MB       CANADA
Group Health Inc.                          New York             NY
GTE Data Services                          Temple Terrace       FL
Gulf States Toyota                         Houston              TX
Halliburton                                Arlington            TX
Halliburton                                Carrollton           TX
Hallmark Cards                             Kansas City          MO
Hawaii Medical Service Association         Honolulu             HI
Health Charge Corporation                  Skokie               IL
Hill Airforce Base                         Hill AFB             UT
Holden Group                               Los Angeles          CA
Holden Group                               Santa Monica         CA
Home Savings of America                    Irwindale            CA
Household Credit Services                  Salinas              CA
Household International, Inc.              Northbrook           IL
Houston Light & Power                      Houston              TX
HQ SCCC/WPSP (HQSAC)(GSA29)                Offut AFB            NE
HQ SCCC/WPSP (HQSAC)(GSA29)                Offutt AFB           NE
Hudson's Bay Company                       Toronto              ON       CANADA
Hughes Aircraft Company                    El Segundo           CA
Hughes Aircraft Company                    Fullerton            CA
Humana Incorporated                        Louisville           KY
Huntington Memorial Hospital               Pasadena             CA
Illinois Power Company                     Decatur              IL
IMS America Ltd.                           Plymouth Meeting     PA
Independent Order of Foresters             Don Mills            ON       CANADA
Information Systems of America             Atlanta              GA
Integral Systems, Inc.                     Walnut Creek         CA
Integrated Systems Technology Corp.        Medford              MA
Internal Revenue Service                   Martinsburg          WV
Internal Revenue Service                   Washington           DC
International Paper                        Memphis              TN
ITT Consumer Financial Corporation         Minneapolis          MN
Jack Eckerd Corporation                    Clearwater           FL
Jack Eckerd Corporation                    Largo                FL
Jeppesen Sanderson Inc.                    Englewood            CA
J. Case                                    Racine               WI
John Alden Life Insurance                  Miami                FL
John H. Harland Company                    Decatur              IL
John Hancock Mutual Life Insurance         Boston               MA
John Hancock Mutual Life Insurance         Marlboro             MA
Johnson & Johnson                          Milltown             NJ
Johnson & Johnson                          New Brunswick        NJ
Johnson & Johnson                          North Brunswick      NJ
Johnson & Johnson                          Raritan              NJ
Kaiser Permanente - CA                     Walnut Creek         CA

================================================================================
                                                                     Exhibit D-7


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
Kaiser Permanente - Or                     Lake Oswego          OR
Kemper Financial Group                     Chicago              IL
Kirchman Corporation                       Altamonte Springs    FL
Kirchman Corporation                       Orlando              FL
Kraft General Foods, Inc.                  Rye Brook            NY
Kraft General Foods, Inc.                  White Plains         NY
Kraft Incorporated                         Glenview             IL
Kraft Incorporated                         Northfield           IL
La-Z-Boy Chair Company                     Monroe               MI
Lincoln National Corporation               Fort Wayne           IN
Lockheed Aeronautical Systems              Marietta             GA
Lockheed Information Technology Co.        Denver               CO
London Life Insurance                      London               ON       CANADA
Loral Defense Systems                      Akron                OH
Lutheran Brotherhood Insurance             Minneapolis          MN
M&I Data Services, Inc.                    Milwaukee            WI
Manufacturers Life Financial               Toronto              ON       CANADA
Marine Midland Bank                        Buffalo              NY
Marine Midland Bank                        Syracuse             NY
Maritime Telegraph & Telephone             Halifax              NS       CANADA
Marshalls                                  Andover              MA
Martin Marietta Information Systems        Orlando              FL
Martin Marietta/Dept Of Energy             Oak Ridge            TN
Matson Navigation Company                  Boulder              CO
Matson Navigation Company                  San Francisco        CA
Maxus Corporate Company                    Dallas               TX
Maxus Corporate Company                    Irving               TX
MBNA Information Services                  Addison              TX
MBNA Information Services                  Addison              TX
McDonnell Douglas Helicopter               Mesa                 AZ
McKesson Corporation                       Rancho Cordova       CA
McKesson Corporation                       San Francisco        CA
McLane Data Systems                        Temple               TX
Memphis Light, Gas & Water                 Memphis              TN
Merrill Lynch                              Staten Island        NY
Merrill Lynch - NY, NY                     Somerset             NJ
Methodist Hospital                         Houston              TX
Metro Atlanta Rapid Transit (MARTA)        Atlanta              GA
Metropolitan Life Ins. - NY                Greenville           SC
Metropolitan Life Ins. - NY                New York             NY
Metropolitan Life Ins. - NY                Wichita              KS
Metropolitan Life Ins. - Ottawa            Ottawa               ON       CANADA
Michigan Mutual (Amerisure)                Southfield           MI
Milliken & Company                         Spartanberg          SC
Montreal Trust                             Montreal             PQ       CANADA
Montreal Trust                             Nuns Island, Verdun  PQ       CANADA
Mutual of America                          Boca Raton           FL
Mutual of Omaha                            Omaha                NE
Nabisco Brands Incorporated                Wilkes Barre         PA
NAII                                       Des Plaines          IL
NASSCO                                     San Diego            CA
Nation's Bank                              Charlotte            NC
Nation's Bank                              Dallas               TX
National Bank Of Detroit                   Belleview            MI

================================================================================
                                                                     Exhibit D-8


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
National Bank Of Detroit                   Detroit              MI
National Council Compensation Ins.         Boca Raton           FL
National Defense Headquarters              Ottawa               ON       CANADA
National Defense Headquarters              Ottawa               ON       CANADA
National Exhange Carrier Assoc.            Whippany             NY
Navistar International Corp.               Brookfield           WI
Navistar International Corp.               Knoxville            TN
Navistar International Corp.               Oakbrook Terrace     IL
NBC Data Center                            Fort Meyers          FL
NBC Data Center                            New York             NY
Nevada Power Company                       Las Vegas            NV
Nevada Power Company                       Philadelphia         PA
New England Business Service               Groton               MA
New Hampton, Inc.                          Hampton              VA
New Jersey Bell                            Madison              NJ
Newfoundland Telephone Company             St. John's           NF       CANADA
Nissan Motor Corporation                   Carson               CA
Nissan Motor Corporation                   Gardena              CA
Nissan Motor Manufacturing Corp.           Smyrna               TN
Nissan North America, Inc                  Denver               CO
Nissan North America, Inc                  Englewood            CO
North Carolina Farm Bureau                 Raleigh              NC
Northern Virginia Community College        Annadale             VA
Northwest Natural Gas                      Boulder              CO
Northwest Natural Gas                      Portland             OR
Northwestern National Casualty Co.         Brookfield           WI
NSRI                                       Seattle              WA
Ohio Edison                                Akron                OH
Ontario Hydro                              Toronto              ON       CANADA
Oregon Dept. of Transportation             Salem                OR
Oryx Energy Corporation                    Dallas               TX
Pacific Bell                               Millbrae             CA
Pacific Bell                               San Ramon            CA
Pacific Gas & Electric - Avila Bch         Avila Beach          CA
Pacific Gas & Electric - Fairfield         Fairfield            CA
Pacific Gas & Electric - San Fran.         San Francisco        CA
PaineWebber Inc.                           Weehawken            NJ
Pennsylvania Blue Shield                   Camp Hill            PA
Pennzoil Company                           Houston              TX
Peoples Gas, Light and Coke Company        Chicago              IL
Petro Canada                               Calgary              AB       CANADA
Pharmaceutical Card Systems, Inc.          Scottsdale           AZ
Phillips Petroleum Company                 Bartlesville         OK
Pier 1 Imports                             Fort Worth           TX
Pier 1 Imports                             Ft. Worth            TX
Policy Management Systems Corp             Blythewood           SC
Policy Management Systems Corp             Columbia             SC
Principal Financial Group                  Des Moines           IA
Provident Mutual Life Insurance Co.        Philadelphia         PA
Prudential Re-Insurance Company            Chicago              IL
Prudential Re-Insurance Company            Roseland             NJ
Prudential Securities                      New York             NY
Public Service Company Of NC               Gastonia             NC
Public Service Company Of NM               Albuquerque          NM

================================================================================
                                                                     Exhibit D-9


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
Purdue University                          West Lafayette       IN
Putnam Fiduciary Trust                     Quincy               MA
Ranger Insurance                           Houston              TX
Reliance Insurance Company                 Philadelphia         PA
Reliance Insurance Company                 Voorhees             NJ
Republic Financial                         Dallas               TX
Republic Information & Comm. Svcs.         New York             NY
Revenue Canada Taxation                    Ottawa               ON       CANADA
Riggs National Bank                        Washington           DC
Rockwell International                     Richardson           TX
Rockwell International                     Tulsa                OK
Rockwell Intl./Info. Systems Center        Anaheim              CA
Royal Canadian Mounted Police              Ottawa               ON       CANADA
Royal Insurance Company of Canada          Toronto              ON       CANADA
Sacramento Municipal Utility Dist.         Sacramento           CA
San Diego Gas & Electric                   San Diego            CA
Sandia National Laboratories               Albuquerque          NM
Sanwa Bank California                      Monterey Park        CA
Sara Lee Hosiery                           Atlanta              GA
Sara Lee Hosiery                           Winston-Salem        NC
Sara Lee Knit Products                     Winston-Salem        NC
School Board Of Orange County              Orlando              FL
Scott and White Clinic Hospital            Temple               TX
Seafirst Bank                              Glendale             CA
Seafirst Bank                              Seattle              WA
Sears Canada, Inc.                         North York           ON       CANADA
Sears Canada, Inc.                         Toronto              ON       CANADA
Security Beneficial Group                  Topeka               KS
Shared Services Center                     Harrisburg           PA
Shared Services Center                     Wilkes-Barre         PA
Shelter Mutual Insurance Company           Columbia             MO
Smith Barney Shearson                      New York             NY
Snohomish County PUD                       Everett              WA
Solar Turbine                              San Diego            CA
Solicitor General                          Ottawa               ON       CANADA
Southern California Gas                    Los Angeles          CA
Southern California Gas                    Monterrey Park       CA
Southern California Gas                    Van Nuys             CA
Southern New England Telephone             Meriden              CT
Southern New England Telephone             New Haven            CT
Southern New England Telephone             North Haven          CT
Southwestern Bell Mobile Systems           Dallas               TX
Southwestern Bell Mobile Systems           Farmer Branch        TX
Southwestern Bell Telephone                St. Louis            MO
Southwestern Bell Telephone Co.            Kansas City          MO
Southwestern Public Service Company        Amarillo             TX
Spartan Stores, Inc.                       Grand Rapids         MI
Spiegel Inc.                               Westmont             IL
Sprint Corp.                               Apopka               FL
Sprint Corp.                               Overland Park        KS
SSA Health & Human Svcs. (GSA 28)          Baltimore            MD
St. Luke's Hospital                        Kansas City          MO
St. Vincent Hospital                       Portland             OR
Star Tribune Newspaper                     Minneapolis          MN

================================================================================
                                                                    Exhibit D-10


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
State Farm Mutual Auto Insurance Co.       Bloomington          IL
State Of California                        Sacramento           CA
State Of Connecticut                       Hartford             CT
State Of Maryland                          Annapolis            MD
State Of Maryland                          Baltimore            MD
State Of Tennessee                         Nashville            TN
State Of Utah                              Salt Lake City       UT
State Of Wisconsin                         Madison              WI
Sun Companies                              Philadelphia         PA
Sun Companies                              Tulsa                OK
Sun Life Assurance Co. Of Canada           Toronto              ON       CANADA
Sun Life Assurance Co. Of Canada           Willowdale           ON       CANADA
Suntrust Service Corporation               Atlanta              GA
Swedish Hospital Medical Center            Seattle              WA
Systematics                                Little Rock          AR
Systematics - OH                           Twinsburg            OH
Systemhouse                                Baltimore            MD
Systemhouse                                Houston              TX
T. Eaton Company LTD                       Mississaugua         ON       CANADA
T. Eaton Company LTD                       Toronto              ON       CANADA
Tampa Electric Company                     Tampa                FL
Tandy Information Services                 Ft. Worth            TX
Target Department Stores                   Minneapolis          MN
TDS Computer Services, Inc.                Madison              WI
??? Healthcare Systems                     San Jose             CA
Texas Commerce Bank                        Houston              TX
Thrifty Corp.                              Los Angeles          CA
??? Companies, Inc., The                   Framington           MA
Toronto Dominion Bank                      Toronto              ON       CANADA
Toronto Hydro                              Toronto              ON       CANADA
????? Infirmary                            New Orleans          LA
TRW Information Services Division          Allen                TX
TRW Information Services Division          Orange               CA
TWA - Trans World Airlines                 Kansas City          MO
Union Gas Limited                          Chatham              ON       CANADA
Union Pacific Railroad - Omaha             Omaha                NE
Union Pacific Resources                    Fort Worth           TX
Union Pacific Technologies                 Clayton              MO
Union Pacific Technologies                 St. Louis            MO
Universal Underwriters Insurance           Overland Park        KS
University Of California                   San Francisco        CA
University Of Colorado                     Boulder              CO
University Of Minnesota                    Minneapolis          MN
University of Western Ontario              London               ON       CANADA
University of Wyoming                      Laramie              WY
UNUM Life Insurance Company                Portland             ME
US West Advanced Technology                Englewood            CO
US West New Vector Group Inc.              Bellevue             WA
USDA Nat'l Finance Center (GSA20)          New Orleans          LA
USDA Nat'l Finance Center (GSA20)          Washingotn           DC
Vanderbilt University Medical Cntr.        Nashville            TN
Vanguard                                   Wayne                PA
Veterans Administration                    Austin               TX
Veterans Administration (GSA#2)            Hines                IL

================================================================================
                                                                    Exhibit D-11


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
Virginia Community College System          Richmond             VA
Vons Company, Inc.                         Arcadia              CA
Vons Company, Inc.                         El Monte             CA
Vons Company, Inc.                         Los Angeles          CA
W.W. Grainger                              Niles                OH
Wachovia                                   Columbia             SC (Protected
                                                                    after
                                                                    Dec. 31,
                                                                    1993 unless
                                                                    they become
                                                                    a SEEC
                                                                    Customer)
Walden Book Company                        Stamford             CT
Warnaco, Inc.                              Bridgeport           CT
Warner Lambert Company                     Morris Plains        NJ
Wells Fargo Bank                           El Monte             CA
Wells Fargo Bank                           San Francisco        CA
Western Southern Life Insurance            Cincinnnati          OH
Whirlpool Financial Corporation            Benton Harbor        MI
Workers Compensation Board                 Edmonton             AB       CANADA
Workers Compensation Board                 Toronto              ON       CANADA
World Book Inc.                            Cicero               IL
World Book Inc.                            Elk Grove Village    IL
Worldspan                                  Atlanta              GA
Zenith Electronics                         Chicago              IL
Zions Data Services                        Salt Lake City       UT
Zurich Canada                              Toronto              On       CANADA

===============================================================================

================================================================================
                                                                    Exhibit D-12


Company Name                               City                 State    Country
--------------------------------------------------------------------------------
?? Morgan Services Inc.                    New York             NY
?? Morgan Services Inc.                    Newark               NJ
MBNA Information Services                  Dallas               TX
Mellon Bank                                Pittsburgh           PA
Merrill Lynch - NY, NY                     New York             NY
Owens & Minor, Inc.                        Richmond             VA
Rockwell Intl./Info. Systems Center        Seal Beach           CA
Shearson Lehman Brothers                   New York             NY
Sony of Canada                             Willowdale           ON       CANADA
Sprint Corp.                               Kansas City          MO
Travelers Corp.                            Hartford             CT
United Services Auto Association           San Antonio          TX
Wachovia                                   Columbia             SC (only if
                                                                   they pur-
                                                                   chase COBOL
                                                                   Analyst by
                                                                   Dec. 31,
                                                                   1993)
================================================================================

                                   EXHIBIT E
                                       TO
             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                       ---------------------------------

                              SHRINK WRAP LICENSE

                     READ CAREFULLY BEFORE OPENING ENVELOPE

OPENING THIS PACKAGE INDICATES YOUR ACCEPTANCE OF THE FOLLOWING TERMS AND CONDITIONS. IF YOU DO NOT AGREE WITH THESE TERMS AND CONDITIONS, YOU SHOULD PROMPTLY RETURN THIS PACKAGE UNOPENED WITH THE OTHER COMPONENTS OF THIS PRODUCT.

This is a license agreement and not an agreement for sale. VIASOFT owns, or has licensed from the owner, copyrights in the Software. You obtain no rights other than the license granted to you by this Agreement. Title to the enclosed copy of the Software, and any copy made from it, is retained by VIASOFT.

LICENSE
-------

YOU MAY:

1) Use the Software on only one machine at a time;

2) Make a copy of the Software, if not copy projected, for backup purposes only in support of your Authorized use;

3) Transfer the Software and this VIASOFT Software License Agreement to another party if the other party agrees to accept the terms and conditions of this Agreement. If you transfer the Software, you must at the same time either transfer all copies to the same party, or destroy any copies not transferred. Such transfer of possession terminates your license from VIASOFT.

YOU AGREE NOT TO:

1) Use copy, modify, or transfer copies of the Software except as expressly provided for this Agreement;

2) Reverse assemble or reverse compile the Software; and/or

3) Sublicense, rent, lease, or assign the Software or any copy thereof.

LIMITED WARRANTY
----------------

THIS SOFTWARE IS PROVIDED "AS IS" WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE SOFTWARE IS WITH THE USER. SHOULD THE SOFTWARE BE DEFECTIVE, YOU (AND NOT VIASOFT) ASSUME THE ENTIRE COST OF ALL NECESSARY SERVICING, REPAIR, OR CORRECTION.

VIASOFT does not warrant the functions contained in the Software will meet your requirements or that operation of the Software will be uninterrupted or error free.

However, VIASOFT warrants the diskette(s) on which the Software is furnished to be free from defects in material and workmanship under normal use for a period of thirty (30) days from the date of delivery to the original user.


LIMITATIONS OF REMEDIES
-----------------------

VIASOFT's and its Licensor's entire liability and your exclusive remedy shall be:

1) Replacement of any diskette not meeting VIASOFT's "Limited Warranty" and which is returned to VIASOFT, or

2) If VIASOFT is unable to deliver a replacement diskette that is free of defects in materials or workmanship as warranted, you may terminate your license.

IN NO EVENT WILL VIASOFT OR LICENSOR BE LIABLE TO YOU FOR ANY DAMAGES, INCLUDING ANY LOST PROFITS, LOST SAVINGS OR ANY INCIDENTAL OR OTHER CONSEQUENTIAL DAMAGES, EVEN IF VIASOFT OR LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY.

GENERAL
-------

You may terminate your license at any time by destroying all your copies of the Program.

VIASOFT may terminate your license if you fail to comply with the terms and conditions of this Agreement. upon such termination, you agree to destroy all your copies of the Software.

Any attempt to sublicense, rent, lease or assign, or except as expressly provided herein, to transfer any copy of the Software is void.

You agree that you are responsible for payment of any taxes, including personal property taxes, resulting from this Agreement.

This Agreement is governed by the laws of the State of Arizona.

Should you have any questions concerning the Agreement, write to:
VIASOFT, INC., 3033 North 44th Street, Suite 101, Phoenix, Arizona 85018.

YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. YOU FURTHER AGREE THAT IT IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, WHICH SUPERSEDES ANY PRIOR AGREEMENT, ORAL OR WRITTEN, AND ANY OTHER COMMUNICATIONS BETWEEN US RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.


CONFIDENTIAL                        72

                                   EXHIBIT F

                                       TO

             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                           -------------------------

                           PROPOSED DEVELOPMENT PLANS

This Exhibit describes SEEC's current development plan with expected delivery dates. SEEC may, at its sole discretion, change these plans as commercially reasonable. Except as expressly set forth in Section 5 of this exhibit, SEEC will not be deemed in breach of any obligation described herein, regardless of whether the obligation is fulfilled or unfulfilled, as long as SEEC keeps VIASOFT reasonably informed of its then current development plans, as long as VIASOFT is not promoting a competing product. This does not require disclosure of Confidential Information by SEEC.

1       TECHNICAL RESOURCES AND CERTAIN COMMITMENTS

        Except as expressly set forth in the Agreement, all software production shall be the sole responsibility of SEEC, and SEEC shall manage all aspects of acquiring and directing technical resources necessary to sustain software production.

        VIASOFT desires to conduct its own Final Beta Testing program for the new products in the COBOL Analyst Product Line, with the Final Beta Testing limited to a maximum of six active VIASOFT Beta Sites for each release of these products; SEEC agrees to provide Final Beta versions of the private labelled versions of these products to allow VIASOFT to do so. SEEC will make reasonable efforts to resolve all Severity 1 and 2 problems discovered by the VIASOFT and SEEC Beta Sites, before the end of the Final Beta Testing period.

        SEEC agrees to provide the private labelled version products at the same time as the non-private labelled version of the products are made available to customers of SEEC in Final Beta or General Availability ("GA") versions, unless VIASOFT requests otherwise.

2       DEVELOPMENT COORDINATION

        SEEC will ensure that VIASOFT is kept abreast of product deliverables. At the start of each new release, SEEC will provide to VIASOFT a schedule identifying the release content and major milestones for that release.

3       PRODUCT DEVELOPMENT PLAN AND RELEASE PROJECTIONS

3.1 Periodically, VIASOFT will provide SEEC with enhancement suggestions and a list of high priority problems that need to be included in the upcoming new products. SEEC agrees to consider such suggestions and requests in good faith.

3.2 For each new product in the COBOL Analyst Product Line, SEEC wilt provide to VIASOFT non-private labelled versions of the product documentation (and versions showing all changes, i.e., "black-lined", where applicable) at the start of Final Beta Phase, and at General Availability. If the product documentation is not ready at these phases, then it will be delivered as soon as it is available, but no later than the time it is shipped to any SEEC customer.

4.1     DEVELOPMENT PLANS AND DELIVERY DATES

4.1.2   PHASE II A                         FINAL BETA START DATE:  MAR. 1, 1994

        PLANNED FEATURES:

        SEEC's current intentions are to make and release the following enhancements:

        o      Develop SEEC Version 2.1 enhancements currently planned.

               -        Editing via annotations

               - Facility to recapture a program that is already loaded into the Application Dictionary with an option to Save annotations, synonyms, and renames
               -        Enhanced system wide search

               - Enhanced system wide cross reference and impact analysis features

               - Enhanced annotation facility (support for annotation types and ability to query based on annotation type, author, business rule.

        o      Implement a Microfocus Workbench Interface as determined by SEEC

4.1.2   PHASE II B                          FINAL BETA START DATE: MAY 31, 1994

        PLANNED FEATURES:

        SEEC's current intentions are to make and release the following enhancements:

        o      Develop the LAN Server version of the COBOL Analyst product.

        o Enhance the error reporting, and error recovery capabilities of the Licensed Programs to improve the supportability of the Licensed Programs. In particular, improve Application Capture to recover from an error to continue to parse the rest of the program without producing spurious error messages, thereby parsing the entire program in a single run.

        o Provide facilities for working with large numbers of Applications, including: Reports (programs/objects within applications by type); Find Application (in Capture or Analyst).

        o Fix all severity 2 bugs reported by VIASOFT as a result of running the VIASOFT COBOL parser Validation Test Suite.

4.1.3   PHASE III                           FINAL BETA START DATE: DEC.31, 1994

        PLANNED FEATURES:

        SEEC's current intentions are to make and release the following enhancements:

        o       32 bit Windows NT version of the products.

        o Support IDMS syntax 2nd COBOL II Release 3 subprograms in the Application Capture and present same in COBOL Analyst.

        o Resolution of all Severity 3 bugs reported by VIASOFT as a result of running the VIASOFT COBOL parser Validation Test Suite.

        o JCL (compile, application) for basic file/program relationships.

        o (If not already implemented in Phase II B) develop interface with VIASOFT's product that downloads all components necessary for the COBOL Analyst Capture facility.

        o (If not already implemented in Phase II B) Synergy items to enable COBOL Analyst to integrate better with VIASOFT's ESW/2 (Co-operative Existing Systems Workbench for OS/2). Details to be mutually agreed upon.

        OTHER FEATURES:

        SEEC's current intentions are to consider these additional features on a time permitting basis:

        o       Enhance the debugging capabilities of the product as required.

        o       Enhance re-capture scenario, including:

                - A "delete existing member" option, to support recapturing stale members.

                - Re-application of existing program knowledge (COBOL type, synonyms, renames, annotations, etc.).

                - Re-capture of any (or all) those application members that are stale. Reference the Application Definition (above) to recapture each in the proper manner. Produce complete recapture report.

        o       Develop additional metrics: "Knots" and "Essential Complexity".

        o Define, display and store the Application Definition for reference to all components (programs, files definitions, table definitions, segment definitions, maps, etc.).

        o       Enhance Analyst to improve Synonym gathering heuristics.

        Usability related:

        o Allow reports to be run to a window; then optionally saved to file.

        o    Enhance documentation to incorporate task-based scenarios.

        o    Provide context sensitive Help for all dialogs.

4.1.4   PHASE IV                           FINAL BETA START DATE: JUNE 30, 1995

        OTHER FEATURES:

        SEEC's current intentions are to consider the following features on a time permitting basis:

        o Enhance products to capture and present the following: - COBOL PERFORM ranges

                - CICS FCT (and possibly PPT) tables; also a mechanism to capture equivalent information from the CICS System Definition (CSD) file

                - VSAM IDCAMs and associate with definition extracted from COBOL

                -        IMS stage 1

                -        IMS DFSMDA Macro (determine Dds for IMS databases)

        o       Enhance Analyst as follows:

                - Add object selection lists for files, data items, paragraph labels, PERFORM ranges, and subprograms

                - Provide an "exceptions" report facility to identify program anomalies, e.g. dead data, dead code, recursion (PERFORM range), live exits (paragraph via PERFORM range), data item modified but not used, data item used before initialized.

                - Provide statistics for the program, files, PERFORM ranges and other objects.

        o Further automate identification of synonym base elements and generation of candidate selection lists; provide "object type" filters for candidate selection lists.

        o Enable COBOL Analyst to synergize or integrate better with VIASOFT's mainframe Existing Systems Workbench (ESW). Details to be mutually agreeable.

        o Resolve all Severity 4 COBOL parser anomalies as reported by VIASOFT from running the COBOL Parser Validation Suite.

4.1.5   PHASE V                             FINAL BETA START DATE: DEC.31, 1995

        OTHER FEATURES:

        SEEC's current intentions are to consider the following features on a time permitting basis:

        o       Application Programming Interface (API) to the data dictionary.

        o Expand Application analysis to capture/construct complete data flow linkages between programs.

        o       Expand gathering of Application "glue" including:
                - Capture JOB and CALL data to map data flows between batch programs

                - Establish semantic linkages between data objects across programs via calls and file aliasing

                - Establish global cross-references to file/record, segment, table, map and other object usage

                -        Enhance application level impact analysis

        o       Expand Data Re-engineering (to be mutually determined).

5       DEFINITION OF "MATERIAL DEFAULT" FOR DEVELOPMENT SERVICES

        The following are the conditions under which SEEC shall be in "Material Default" of the Agreement for purposes of Section 16(c) of the Agreement as it relates to Sections 1, 2, 3 and 4 of Exhibit F (meaning that SEEC has 30 days to cure the default or VIASOFT can exercise its remedies, including termination of the agreement at the end of the 30 days):

5.1 If SEEC does not provide (i) the Final Beta versions of the private labelled products to VIASOFT to allow VIASOFT to conduct its own Final Beta Testing program or, (ii) the General Availability ("GA") versions, as provided in Section 1 above.

5.2     If SEEC violates Section 3.2 above.

                                   EXHIBIT G

                                       TO

             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                           -------------------------

                             INITIAL MARKETING PLAN

The following outlines the projected Initial Market Plan. It is based on information available to date and represents the requirements for fulfilling marketing and sales requirements. It is provided in general terms and is subject to modification based on timing, market conditions or other unknown influences.

CUSTOMER DOCUMENTATION and TRAINING MATERIALS

        To conform to VIASOFT packaging standards short and long term, the customer documentation and training courseware will undergo two major changes. The first will be to repackage/standardize the existing documentation as is. This includes VIASOFT standard covers, binding and page sizing at 7.5 in. by 9 in. The second change will entail expansion and rewrite reflecting VIASOFT's years of professional documentation and training experience in the COBOL maintenance market. One additional requirement is existing ESW workshop materials include training modules covering the new technology.

SALES COLLATERAL and PACKAGING

        The product packaging/private labelling will begin immediately after the signing of the agreement. Sales collateral will be developed to support the selling process and trade shows. The anticipated materials are listed below in the new Product Package, Product Trial Kit and Student Training Kit below:

        Product Package

        -       Documentation Set and Reference Cards (Bound 7.5 x 9)

        -       Diskettes (up to 4) and Labels
        -       Box/Sleeve/Filler

        Student Training Kit
        -       Student Training Guide
        -       Student Quick Start Guide
        -       Student Certificate

        Product Trial Kit
        -       Literature Folder
        -       Whitepaper
        -       Backgrounder
        -       Brochure
        -       User Success Stories
        -       Product Description
        -       Diskettes (up to 4) and Labels
        -       Trial Agreement

SALES STAFFING

        No increase in staffing for the Direct Sales, Client Services Consultants, Education Specialists and Systems Engineers is anticipated for this new technology. A new Telesales department will be created with the following expected staffing levels subject to market conditions and success of this new channel:

                         Year 1  Year 2  Year 3   Year 4  Year 5
          TeleSales        1       1       1        1       1
            Manager
        TelesaIes Reps     2       3       4        5       6

Note: During the first year, the Telesales Manager will also carry a sales quota.

INTERNAL TRAINING

        Training of the Direct Sales Force, Client Services Consultants and Education Specialists, Systems Engineers and the Telesales sales staff will be jointly developed and conducted by SEEC and VIASOFT. It is estimated to take approximately 4-6 weeks to design and deliver the training program. There will be three different training programs required: 1) A Direct Sales force training program. 2) A Telesales training program. 3) A technical training program for Consultants, Systems Engineers and Education Specialists.

PROMOTION

        To supplement selling efforts, a constant direct mail campaign consisting of 1 500 pieces every month will be launched. The intent of the campaign is to expose the entire prospect base to the benefits of the new technology every 90 days. Although advertising is not planned currently, VIASOFT will evaluate the viability of advertising to supplement the sales effort.

INITIAL MARKETPLACE LAUNCH

        Approximately 90 days after execution of this agreement, an initial marketplace launch focused on existing VIASOFT customers will commence. The direct sales force will target larger accounts with a large workstation population while the telesales organization attacks smaller, less workstation populated accounts.

        Account selection and deployment of the sales channels will be jointly planned and executed by management from both organizations. Simultaneously, the direct mail campaign will be launched focusing on new prospects as describe above.

PUBLIC RELATIONS

        The new technology will be automatically included with the planned industry analyst awareness program scheduled to begin in early 1994 time frame. Press announcements will be made within 30 days after repackaging of the product Is completed and the sales channels are market ready.

USER SUCCESS STORIES

        Currently, VIASOFT has a program in place to cultivate and develop User Success Stories. To include the new product into this program, several 'seed' copies will be provided to selected VIASOFT customers (8-10) at no charge. In return, after 90 days, the customer will work with the VIASOFT staff to develop initial User Success Stories. Once these initial success stories are completed, additional User Success Stories will be developed as part of the natural course of VIASOFT's existing success story program.

TRADE SHOWS

        Immediate steps will be taken to include the new product into the existing trade show program. Additionally, VIASOFT will investigate and take advantage of, when possible and feasible, other trade shows not currently attended by VIASOFT.

PRELIMINARY SALES PROJECTIONS

        Set forth below are VIASOFT's preliminary projections for the COBOL/Analyst products to be sold under this Agreement. Such projections are good faith projections and are not contractually binding obligations or any guaranteed performance. The contract year will be of 12 month duration starting 90 days from the commencement of the agreement.

                Contract Year                     Unit Sales
                1st year                          2,000
                2nd year                          3,000
                3rd year                          4,000

                                   EXHIBIT H
                                       TO
             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                                     [LOGO]


                                ERA CERTIFICATE

Era Software Systems Private Limited (ERA) a company created under Indian Companies Act, 1956, hereby certifies to VIASOFT, Inc., a Delaware Corporation, in order to induce VIASOFT, Inc. to enter into that certain International Software Marketing and License Agreement with SEEC, Inc. (the "Agreement") (the capitalized terms used in this Certificate have the same meanings as are assigned thereto in the agreement unless the context requires otherwise) as follows:

 1. SEEC, Inc. and ERA own all intellectual Property Rights to the Licensed Programs free and clear of any claims, liens or encumbrances, and SEEC, Inc. has obtained all necessary authorizations from ERA to permit SEEC to execute, deliver and perform the Agreement and no further authorizations or consents from ERA are required in that respect. Without limiting the foregoing, SEEC advises that the Licensed Programs were developed with financing from ICICI. However, SEEC and ERA have been advised by ICICI, and by legal counsel in India that the financing agreement does not give ICICI a lien against the Licensed Programs, ICICI is aware of SEEC's intent to give VIASOFT a license to the Licensed Programs and it has no objections to the same. See letters attached.

2. During the term of the agreement, or during the twelve (12) month period following termination or expiration of this Agreement, ERA will not without VIASOFT's prior consent employ or solicit the employment of any person who, to ERA's knowledge at that time is, or was during the prior twelve (12) months, an employee of VIASOFT.

3. During the term of the Agreement, or during the twelve (12) month period following termination or expiration of this Agreement, ERA will not without VIASOFT's prior consent use or attempt to use, directly or indirectly, as a distributor, sales representative or agent, any person or entity who, to ERA's knowledge at that time is, or was during the prior twelve (12) months, a distributor of VIASOFT.

CONFIDENTIAL                          82                  AAL20217.WP5 11/19/93

                                                                       [LOGO]

4. ERA agrees that this Certificate shall be binding upon its successors and assigns, and any transferee of its ownership interests in SEEC.


Dated  November 23, 1993.

                                                /s/ ASHOK K. AGARWAL
                                                --------------------

                                                By Ashok K. Agarwal
                                                   -----------------

                                                its  DIRECTOR.
                                                    ----------------
                                                     "ERA"


CONFIDENTIAL                        83                 AAL20217.WP5 11/29/93

[LETTERHEAD]

PACT/33932                                          September 29, 1993


Mr. Ravi Koka
President
Seec, Inc.
5001 Baum Blvd.
Pittsburgh
Pennsylvania 15213
USA


Dear Mr. Koka:

        Referring to your fax of September 27, 1993 regarding the PACT project, we have to inform you that we do not have any objection to your entering into marketing alliance with Viasoft. We have to further inform you that PACT does not have a lien on the products/technology developed by you under the project, which is subject to the overall terms and conditions specified in the Cooperation and Project Financing Agreement dated June 20, 1990 signed by you and Era Software with us.

        With best regards,

                                              Yours sincerely,

                                          /s/ P. D. SHEDDE
                                             --------------------
                                              P. D. Shedde
                                        Assistant General Manager


CONFIDENTIAL                      84              ALL20217.WP5 11/29/93

TO:    RAVI
FM:    KISHORE                                          DATE:  27.10.93

                           FOR YOUR COMMENTS PLEASE.

                                     Legal Practitioner
S. PRABHAKAR                         High Court Of Andhra Pradesh
Advocate                             India
                                     Regn No. 452/61986
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                                                         Date: 24/09/93


M/s. Era Software Systems Pvt. Ltd.,
Regd. Office at 4, Modini Nehru Nagar,
1st Floor, Begumpet Road,
Hydershad - 500016.A.P.

Sirs,

        Ref: Opinion as to whether I.C.I.C.I., has Lien against the Software Developed under the C.P.F.A. Agreement - regarding.

I am a Lawyer authorized to practice in the High Court of Andhra Pradesh, India with effect from 20th June 1986.

As desired by you I have studied the Cooperation and Project Financing Agreement entered into by The Industrial Credit and Investment Corporation of India Ltd., M/s Era Software Systems Pvt. Ltd. Hyderabad, India, and Seec Incorporated, Pittsburgh, Pennsylvania, U.S.A.

I examined the Agreement to see whether I.C.I.C.I. has lien against the Software Developed under the C.P.F.A. Agreement.

There is no clause indicating that I.C.I.C.I. has any lien against the Software Developed under the C.P.F.A. Agreement. The Industrial Credit and Investment Corporation of India Ltd. is merely entitled to receive payments as enumerated in clauses C1 to C7 of the above referred agreement and nothing further.

I have also examined Clause L3 of the said Agreement, it reads as follows:

"In the event that potentially useful products or processes are developed as the result of work financed by ICICI hereunder, but neither participant elects to commercialize or license such products or processes, then ICICI reserves to itself the right to commercialize such products/processes through any other agency at their discretion. If so required by ICICI, the Proposer will execute a Disclaimer/Release Assignment in favour of ICICI or any other Agency as ICICI may direct."

The above clause is applicable only to potentially useful products developed as a result of work financed by ICICI, which neither participant elects to commercialize or license. The above clause cannot be construed as a general lien against all the Software Developed under the C.P.F.A. Agreement.

I am therefore of the firm opinion that ICICI has no general lien against the Software Developed under the C.P.F.A. Agreement and that it is merely entitled to receive payments as enumerated in clauses C1 to C7 of the above referred agreement.


                                                S. PRABHAKAR
                                                  ADVOCATE
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        6-1-320, WALKER TOWN, SECUNDERABAD-500 025, INDIA     866683


CONFIDENTIAL                       85                   ALL20217.WP5 11/29/93

                                   EXHIBIT I

                                       TO

             INTERNATIONAL SOFTWARE MARKETING AND LICENSE AGREEMENT

                           -------------------------

                           CERTIFICATE OF PRINCIPALS

VIASOFT, Inc.
3033 North 44th Street
Phoenix, Arizona 85018
U.S.A.

Gentlemen:

        Each of the undersigned own, in the aggregate, more than fifty percent (50%) of the outstanding legal and beneficial ownership interests (including voting rights) in SEEC, Inc., a Pennsylvania corporation ("SEEC"), and each of the undersigned hereby certifies to VIASOFT, Inc., that the undersigned, on behalf of himself or itself and his or its successors and assigns, agrees to be bound by Section 17 of that certain International Software Marketing and License Agreement between you and SEEC (the "Agreement"). Section 17 provides as follows:

        At any time or times during the term of this Agreement that SEEC or its principals desire to enter into a transaction or series of transactions the result of which would be the sale of all or substantially all of its business or of the product line (including all copyright interests) that includes Licensed Programs, whether the same would be accomplished by the sale or exchange of capital stock, merger, consolidation, or sale Dr other transfer of assets (including long term or perpetual exclusive licensing), or a transaction or series of transactions that would result in a Change in Control of SEEC (any of the foregoing transactions being a "Significant Transaction"), provided that a Significant Transaction shall not include venture capital investments, SEEC shall provide written notice of such desires to VIASOFT prior to approaching any third parties. VIASOFT shall then have the first Opportunity to negotiate with SEEC and/or its principals with respect to accomplishing a mutually acceptable Significant Transaction. If VIASOFT so elects, it will make a written offer with respect to a Significant Transaction SEEC has solicited from VIASOFT. SEEC agrees, for the thirty (30) day period following its written notice to VIASOFT described above, to negotiate in good faith exclusively with VIASOFT (the "Exclusive Negotiating Period") and not negotiate with, or solicit any offers or discussions from any third party with respect to a significant transaction. VIASOFT's entitlement to an Exclusive Negotiation Period and to make a Right of First Offer shall be on a one-time basis only (except with respect to unsolicited offers). After expiration of the Exclusive Negotiation Period, SEEC shall be free to negotiate and/or accept any other offer which SEEC, in its sole discretion, deems to be better than the VIASOFT offer, if any. Notwithstanding the foregoing, such thirty (30) day period shall be reduced to a seven (7) day period each time, if any, that SEEC receives an unsolicited offer. With respect to unsolicited offers, if SEEC elects in its sole discretion to continue to negotiate with the offeror after the Exclusive Negotiation Period the VIASOFT Right of First Offer will not apply to offers and counteroffers made in the course of such continued negotiations by SEEC and/or the initiating offeror. If SEEC thereafter abandons such negotiations, then commencing six (6) months after such abandonment provided negotiations were not resumed in such six (6) month period, the VIASOFT Right of First Offer will again apply to offers by the same offeror.

        This Section 17 shall be binding upon SEEC and the following principals: Ravi Koka, Raj Reddy, Adam Young and John Godfrey, and as a condition of executing this Agreement, SEEC shall provide VIASOFT with a letter from each such principal in the form attached hereto as Exhibit I agreeing to be bound by this Section 17.

        The undersigned agrees to cause any transferee of the undersigned's ownership interests In SEEC to agree to be bound pursuant to this letter.

        Date:  12/3/   , 1993.
             ----------

            /s/ RAVI KOKA                             /s/ RAJ REDDY
            --------------------                      ----------------------
            Signature                                 Signature

            Ravi Koka                                 Raj Reddy
            --------------------                      ----------------------
            Print Name                                Print Name

            /s/ JOHN D. GODFREY
            --------------------                      ----------------------
            Signature                                 Signature

            John D. Godfrey
            --------------------                      ----------------------
            Print Name                                Print Name

                                 ADDENDUM No. 1
                                       to

              INTERNATIONAL SOFTWARE MARKETING & LICENSE AGREEMENT
                                 By and Between

                        SEEC, INC. - AND - VIASOFT, INC.
                            Dated 29 November, 1993

         This Addendum to the International Software Marketing & License Agreement (the "Addendum") is made as of this 7th day of November, 1995 by and between SEEC, Inc., ("SEEC") a corporation organized and existing under the laws of Pennsylvania and VIASOFT, Inc., a Delaware corporation ("VIASOFT"). This Addendum modifies and amends the International Software Marketing & License Agreement between SEEC and VIASOFT dated 29 November, 1993 (the "License Agreement"). Capitalized terms used herein shall have the same meanings defined in the International Software Marketing & License Agreement.

WHEREAS, SEEC has developed a product that may be sold or licensed in conjunction with COBOL Analyst and which will require access to the SEEC Application Dictionary, and,

WHEREAS, SEEC has named the product "Inventory/Analysis" and has configured the software to be an add-on to COBOL Analyst, and

WHEREAS, SEEC and VIASOFT desire that the product be included for purposes of this existing License Agreement,

NOW, THEREFORE, the parties agree that:

(1) As defined in Section 1. Definitions., for the purposes of the Agreement, and the respective applicable provisions contained therein, Inventory/Analysis will be considered an "Add-on", "Licensed Program" and a "Private label Product".

(2) Exhibit A is hereby modified to include Inventory/Analysis as an "Add-on" product.

(3) The rights and license granted to VIASOFT pursuant to 2(a) (the "Rights") shall be non-exclusive for Inventory/Analysis. No additional Advances shall be due SEEC from VIASOFT. Earned VIASOFT Royalties for Inventory/Analysis shall be credited against all Advances previously paid until the amount of the Advances has been fully earned by SEEC

(4) The initial Exclusivity Period (Section 2. Appointment, Subsection (b)(1)) has expired. As a result, Section 2., Subsections (b)(1) - (5); and subsection
(c)(1) are no longer applicable.

(5) The following shall be added to Section 4. VIASOFT Royalties and Taxes, Subsection (a) (iii):

        "(6) MINIMUM ROYALTIES FOR AN UNLIMITED USE, SINGLE-SERVER SUBLICENSE OF INVENTORY/ANALYSIS WILL BE CALCULATED AS FOLLOWS:

                      INVENTORY /ANALYSIS SALES BY VIASOFT

                U.S. DOMESTIC PUBLISHED LIST PRICE*       MINIMUM ROYALTY

                $7,500                                    $1,200

                SINGLE-SERVER SUBLICENSE OF INVENTORY/ANALYSIS BY VIASOFT'S SUB-DISTRIBUTORS:

                U.S. DOMESTIC PUBLISHED LIST PRICE*       MINIMUM ROYALTY

                $7,500                                    $675

                * PRICES MAY BE DISCOUNTED, BUT MINIMUM ROYALTY SHALL NOT."

(6) VIASOFT will provide to SEEC the error detection services vis a vis the COBOL Parser Validation Suite Services described in Section 5. Product Rollout:
Market Introduction, Subsection (d); furthermore, Inventory/Analysis does use a COBOL parser pursuant to Section 8. VIASOFT COBOL Parser Validation Suite Services. Subsection (a); therefore the five percent (5%) SEEC Royalty mentioned in said Section applies.

(7) Delete Section 5. Product Rollout; Market Introduction, Subsection (j), in its entirety.

                        Addendum Effective Nov 7, 1995

           SEEC, Inc.                            VIASOFT, Inc.

           By: /s/ RAVINDRA KOKA                 By: /s/ AL BOOR
              -------------------                   -------------------
           Its: President & CEO                  Its: CEO
               ------------------                    ------------------

                                  AMENDMENT TO

            INTERNATIONAL SOFTWARE MARKETING AND LICENSING AGREEMENT

        This Amendment amends and modifies, as set forth herein but not otherwise, that certain International Software Marketing and License Agreement dated as of November 29, 1993, by and between SEEC, Inc. ("SEEC"), and VIASOFT, Inc. ("VIASOFT"), as amended (the "Agreement"). Capitalized terms used herein shall have the same meanings herein as are expressly assigned to such terms in the Agreement, unless the context requires otherwise.

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SEEC and VIASOFT hereby agree as follows:

        1. Section 1(f), defining "End User", is hereby amended to read in its entirety as follows:

        "End User" shall mean any user who has the right to use any Licensed Program for its own internal business use, or with respect to consultants, for their own use in providing consulting services to their customers, and not for any other use, including, without limitation, remarketing, resale, relicensing or other redistribution, either alone or as a component of any other product.

        2. The amendment set forth in paragraph 1 above is the only amendment of the Agreement set forth herein.

        This Amendment is effective as of Nov. 7, 1994.

         SEEC, INC.                       VIASOFT, INC.

         By /s/ RAVINDRA KOKA             By /s/ AL BOOR
           ---------------------            -------------------------
         Its President                    Its Cheif Financial Officer
            --------------------             ------------------------